Exhibit 99.1

Item 8.         Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Everi Holdings Inc.

Las Vegas, NV

We have audited the accompanying consolidated balance sheet of Global Cash Access Holdings, Inc. (now known as Everi Holdings Inc.) and subsidiaries (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Global Cash Access Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, NV

March 16, 2015 (October 23, 2015 as to Notes 20 and 23)

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except earnings per share amounts)

	Year Ended December 31,
	2014	2013	2012
Revenues	$593,053	$582,444	$584,486
Costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	440,071	439,794	436,059
Operating expenses	95,452	76,562	75,806
Research and Development	804	—	—
Depreciation	8,745	7,350	6,843
Amortization	14,199	9,588	9,796
Total costs and expenses	559,271	533,294	528,504
Operating income	33,782	49,150	55,982
Other expenses
Interest expense, net of interest income	10,756	10,265	15,519
Loss on extinguishment of debt	2,725	—	—
Total other expenses	13,481	10,265	15,519
Income from operations before tax	20,301	38,885	40,463
Income tax provision	8,161	14,487	14,774
Net income	12,140	24,398	25,689
Foreign currency translation	(1,258)	269	218
Comprehensive income	$10,882	$24,667	$25,907
Earnings per share
Basic	$0.18	$0.37	$0.39
Diluted	$0.18	$0.36	$0.38
Weighted average common shares outstanding
Basic	65,780	66,014	65,933
Diluted	66,863	67,205	67,337

See notes to consolidated financial statements.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	At December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$89,095	$114,254
Settlement receivables	43,288	38,265
Trade receivables, net of allowances for doubtful accounts of $2.8 million for both periods	37,697	11,658
Other receivables	20,553	4,605
Inventory	27,163	9,413
Prepaid expenses and other assets	18,988	16,674
Deferred tax asset	9,591	3,102
Total current assets	246,375	197,971
Non-current assets
Property, equipment and leasehold improvements, net	106,085	18,710
Goodwill	857,913	180,084
Other intangible assets, net	436,785	31,535
Other receivables, non-current	9,184	699
Deferred tax asset, non-current	—	87,942
Other assets, non-current	50,943	10,386
Total non-current assets	1,460,910	329,356
Total assets	$1,707,285	$527,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Settlement liabilities	$119,157	$145,022
Accounts payable and accrued expenses	104,668	53,601
Current portion of long-term debt	10,000	1,030
Total current liabilities	233,825	199,653
Non-current liabilities
Deferred tax liability, non-current	57,333	—
Long-term debt, less current portion	1,178,787	101,970
Other accrued expenses and liabilities	5,867	7,100
Total non-current liabilities	1,241,987	109,070
Total liabilities	1,475,812	308,723
Commitments and Contingencies (Note 14)
Stockholders’ Equity
Common stock, $0.001 par value, 500,000 shares authorized and 90,405 and 89,233 shares issued at December 31, 2014 and December 31, 2013, respectively	90	89
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and 0 shares outstanding at December 31, 2014 and December 31, 2013, respectively	—	—
Additional paid-in capital	245,682	231,516
Retained earnings	160,152	148,012
Accumulated other comprehensive income	1,569	2,827
Treasury stock, at cost, 24,816 and 23,303 shares at December 31, 2014 and December 31, 2013, respectively	(176,020)	(163,840)
Total stockholders’ equity	231,473	218,604
Total liabilities and stockholders’ equity	$1,707,285	$527,327

See notes to consolidated financial statements.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net income	$12,140	$24,398	$25,689
Adjustments to reconcile net income to cash provided by operating activities:
Amortization & depreciation	22,944	17,116	16,734
Amortization of financing costs	2,035	1,793	1,485
Provision for bad debts	8,991	7,874	5,182
Impairment Loss	3,129	—	—
Loss on early extinguishment of debt	2,725	—	—
Stock-based compensation	8,876	5,078	6,655
Other non-cash items	337	—	—
Changes in operating assets and liabilities:
Settlement receivables	(5,156)	(8,793)	50,823
Other receivables, net	(12,256)	(13,335)	1,196
Inventory	(850)	(2,286)	134
Prepaid and other assets	904	(9,482)	(3,425)
Deferred income taxes	6,613	13,643	14,376
Settlement liabilities	(25,523)	(37,200)	40,530
Other current liabilities	(378)	5,528	(1,891)
Net cash provided by operating activities	24,531	4,334	157,488
Cash flows from investing activities
Acquisitions, net of cash acquired	(1,068,000)	—	—
Capital expenditures	(18,021)	(13,900)	(12,786)
Repayments under development agreements	276	—	—
Changes in restricted cash and cash equivalents	(102)	(90)	255
Net cash used in investing activities	(1,085,847)	(13,990)	(12,531)
Cash flows from financing activities
Repayments against old credit facility	(103,000)	(18,500)	(52,500)
Proceeds from long-term debt	1,200,000	—	—
Debt issuance costs	(52,735)	(764)	(676)
Proceeds from exercise of stock options	5,338	8,431	6,655
Purchase of treasury stock	(12,180)	(18,350)	(262)
Net cash provided by/(used in) financing activities	1,037,423	(29,183)	(46,783)
Effect of exchange rates on cash	(1,266)	73	(689)
Cash and cash equivalents
Net (decrease)/increase for the period	(25,159)	(38,766)	97,485
Balance, beginning of the period	114,254	153,020	55,535
Balance, end of the period	$89,095	$114,254	$153,020
Supplemental cash disclosures
Cash paid for interest	$59,274	$8,634	$15,494
Cash paid for income tax, net of refunds	$962	$711	$665
Supplemental non-cash disclosures
Non-cash tenant improvements paid by landlord	$—	$2,930	$—
Accrued and unpaid capital expenditures	$731	$1,073	$—
Accrued and unpaid contingent liability for NEWave acquisition	$2,463	$—	$—

See notes to consolidated financial statements.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock—				Accumulated
	Series A		Additional		Other
	Number of Shares	Amount	Paid-in Capital	Retained Earnings	Comprehensive Income	Treasury Stock	Total Equity
Balance, December 31, 2011	85,651	$86	$204,735	$97,925	$2,340	$(145,228)	$159,858
Net income	—	—	—	25,689	—	—	25,689
Foreign currency translation	—	—	—	—	218	—	218
Stock-based compensation expense	—	—	6,655	—	—	—	6,655
Exercise of options	1,726	1	6,600	—	—	—	6,601
Restricted share vesting withholdings	—	—	—	—	—	(262)	(262)
Restricted shares vested	168	—	—	—	—	—	—
Balance, December 31, 2012	87,545	87	217,990	123,614	2,558	(145,490)	198,759
Net income	—	—	—	24,398	—	—	24,398
Foreign currency translation	—	—	—	—	269	—	269
Stock-based compensation expense	—	—	5,078	—	—	—	5,078
Exercise of options	1,618	2	8,448	—	—	—	8,450
Treasury share repurchases	—	—	—	—	—	(18,241)	(18,241)
Restricted share vesting withholdings	—	—	—	—	—	(109)	(109)
Restricted shares vested	70	—	—	—	—	—	—
Balance, December 31, 2013	89,233	89	231,516	148,012	2,827	(163,840)	218,604
Net income	—	—	—	12,140	—	—	12,140
Foreign currency translation	—	—	—	—	(1,258)	—	(1,258)
Stock-based compensation expense	—	—	8,876	—	—	—	8,876
Exercise of options	971	1	5,290	—	—	—	5,291
Treasury share repurchases	—	—	—	—	—	(11,721)	(11,721)
Restricted share vesting withholdings	—	—	—	—	—	(459)	(459)
Restricted shares vested	201	—	—	—	—	—	—
Balance, December 31, 2014	90,405	$90	$245,682	$160,152	$1,569	$(176,020)	$231,473

See notes to consolidated financial statements.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND BASIS OF PRESENTATION

Global Cash Access Holdings, Inc. (“Holdings”) is a holding company, the principal assets of which are the issued and outstanding capital stock of each of Global Cash Access, Inc. (“GCA”) and Multimedia Games Holding Company, Inc. (“Multimedia Games”). Unless otherwise indicated, the terms the “Company,” “we,” “us” and “our” refer to Holdings together with its consolidated subsidiaries.

GCA is dedicated to providing integrated gaming payments solutions, video and mechanical reel gaming content and technology solutions, as well as compliance and efficiency software. The Company’s Payments business provides: (a) access to cash at gaming facilities via Automated Teller Machine (“ATM”) cash withdrawals, credit card cash access transactions, point-of-sale (“POS”) debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and, (e) online payment processing solutions for gaming operators in States that offer intra-state, Internet-based gaming and lottery activities. The Company’s Games business, under the Multimedia Games brand, provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award-winning TournEvent® slot tournament solution; and, (b) the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

All intercompany transactions and balances have been eliminated in consolidation.

Business Combinations

We apply the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC 805”), “Business Combinations”, in the accounting for acquisitions. It requires us to recognize separately from goodwill the assets acquired and the liabilities assumed, at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. Significant estimates and assumptions are required to value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable. These estimates are preliminary and typically include the calculation of an appropriate discount rate and projection of the cash flows associated with each acquired asset over its estimated useful life. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. In addition, deferred tax assets, deferred tax liabilities, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the acquisition date. We reevaluate these items quarterly based upon facts and circumstances that existed as of the acquisition date and any adjustments to its preliminary estimates are recorded to goodwill if identified within the measurement period. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Acquisition-related Costs

We recognize a liability for acquisition-related costs when the liability is incurred. Acquisition-related costs include financial advisory, legal and debt fees; accounting, consulting, and professional fees associated with due diligence, valuation and integration; severance; and other related costs and adjustments.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all balances on deposit in banks and financial institutions. We consider all highly liquid investments with maturities of three months or less at the time of purchase to be cash and cash equivalents. Such balances generally exceed the federal insurance limits. However, we periodically evaluate the creditworthiness of these institutions to minimize risk.

ATM Funding Agreements

We obtain all of the cash required to operate our ATMs through various ATM Funding Agreements. Some gaming establishments provide the cash utilized within the ATM (“Site-Funded”). The Site-Funded receivables generated for the amount of cash dispensed from transactions performed at our ATMs are owned by us and we are liable to the gaming establishment for the face amount of the cash dispensed. In the consolidated balance sheets, the amount of the receivable for transactions processed on these ATM transactions is included within settlement receivables and the amount due to the gaming establishment for the face amount of dispensing transactions is included within settlement liabilities.

For the Non-Site-Funded locations, our Contract Cash Solutions Agreement with Wells Fargo allows us to use funds owned by Wells Fargo to provide the currency needed for normal operating requirements for our ATMs. For the use of these funds, we pay Wells Fargo a cash usage fee on the average daily balance of funds utilized multiplied by a contractually defined cash usage rate. Under this agreement, all currency supplied by Wells Fargo remains the sole property of Wells Fargo at all times until it is dispensed, at which time Wells Fargo obtains an interest in the corresponding settlement receivable. As the cash is never an asset of ours, supplied cash is not reflected on our balance sheet. We are charged a cash usage fee for the cash used in these ATMs, which is included as interest expense in the consolidated statements of income and comprehensive income. We recognize the fees as interest expense due to the similar operational characteristics to a revolving line of credit, the fact that the fees are calculated on a financial index and the fees are paid for access to a capital resource.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts related to our trade and other receivables and notes receivable that have been deemed to have a high risk of uncollectibility. Management reviews its accounts and notes receivable on a quarterly basis to determine if any receivables will potentially be uncollectible. Management analyzes historical collection trends and changes in our customer payment patterns, customer concentration, and creditworthiness when evaluating the adequacy of our allowance for doubtful accounts. In our overall allowance for doubtful accounts we include any receivable balances for which uncertainty exists as to whether the account balance has become uncollectible. Based on the information available, management believes the allowance for doubtful accounts is adequate; however, actual write-offs may exceed the recorded allowance.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Settlement Receivables and Settlement Liabilities

In the credit card cash access and POS debit card cash access transactions provided by us, the gaming establishment is reimbursed for the cash disbursed to gaming patrons through the issuance of a negotiable instrument or through electronic settlement. We receive reimbursement from the patron’s credit or debit card issuer for the transaction in an amount equal to the amount owing to the gaming establishment plus the fee charged to the patron. This reimbursement is included within the settlement receivables on the consolidated balance sheets. The amounts owed to gaming establishments are included within settlement liabilities on the consolidated balance sheets.

Warranty Receivables

If a gaming establishment chooses to have a check warranted, it sends a request to our third party check warranty service provider, asking whether it would be willing to accept the risk of cashing the check. If the check warranty provider accepts the risk and warrants the check, the gaming establishment negotiates the patron’s check by providing cash for the face amount of the check. If the check is dishonored by the patron’s bank upon presentment, the gaming establishment invokes the warranty, and the check warranty service provider purchases the check from the gaming establishment for the full check amount and then pursues collection activities on its own. In our Central Credit Check Warranty product under our agreement with the third party service provider, we receive all of the check warranty revenue. We are exposed to risk for the losses associated with any warranted items that cannot be collected from patrons issuing the items. Warranty receivables are defined as any amounts paid by the third party check warranty service provider to gaming establishments to purchase dishonored checks. Additionally, we pay a fee to the third party check warranty service provider for its services.

The warranty receivables amount is recorded in other receivables, net on our consolidated balance sheets. On a monthly basis, the Company evaluates the collectability of the outstanding balances and establishes a reserve for the face amount of the expected losses on these receivables. The warranty expense associated with this reserve is included within cost of revenues (exclusive of depreciation and amortization) on our consolidated statements of income and comprehensive income.

Inventory

We currently maintain separate inventories for our Payments and Games products. Our Payments related inventory primarily consists of parts as well as finished goods and work-in-progress and is stated at the lower of cost or market accounted for using the average cost method. Our Games related inventory primarily consists of component parts, completed player terminals and back-office computer equipment and is stated at fair value as a result of the Merger. However, our games segment historically accounted for inventory at lower of cost (first in, first out) or market. The cost of inventory includes cost of materials, labor, overhead and freight.

Property, Equipment and Leased Assets

Property, equipment and leased gaming equipment are stated at cost, less accumulated depreciation, computed using the straight-line method over the lesser of the estimated life of the related assets, generally three to five years, or the related lease term. Player terminals and related components and equipment are included in our rental pool. The rental pool can be further delineated as “rental pool—deployed,” which consists of assets deployed at customer sites under participation arrangements, and “rental pool—undeployed,” which consists of assets held by us that are available for customer use. Rental pool—undeployed consists of both new units awaiting deployment to a customer site and previously deployed units currently back with us to be refurbished awaiting re-deployment. Routine maintenance of property, equipment and leased gaming equipment is expensed in the period incurred, while major component upgrades are capitalized and depreciated over the estimated remaining useful life of the component. Sales and retirements of depreciable property are recorded by removing the related cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property are reflected in our consolidated statements of income and comprehensive income.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, equipment and leased gaming equipment are reviewed for impairment whenever events or circumstances indicate that their carrying amounts may not be recoverable. Impairment is indicated when undiscounted future cash flows do not exceed the asset’s carrying value. There was no material impairment for any of our property, equipment, or leasehold improvements for the years ended December 31, 2014, 2013 and 2012.

Development and Placement Fee Agreements

We enter into development and placement fee agreements to provide financing for new gaming facilities or for the expansion of existing facilities. All or a portion of the funds provided under development agreements are reimbursed to us, while funds provided under placement fee agreements are not reimbursed. In return, the facility dedicates a percentage of its floor space to placement of our player terminals, and we receive a fixed percentage of those player terminals’ hold per day over the term of the agreement which is generally for 12 to 83 months. Certain of the agreements contain player terminal performance standards that could allow the facility to reduce a portion of our guaranteed floor space. In addition, certain development agreements allow the facilities to buy out floor space after advances that are subject to repayment have been repaid. The agreements typically provide for a portion of the amounts retained by the gaming facility for their share of the operating profits of the facility to be used to repay some or all of the advances recorded as notes receivable.

Goodwill

Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets acquired plus liabilities assumed arising from business combinations. We test for impairment annually on a reporting unit basis, at the beginning of our fourth fiscal quarter, or more often under certain circumstances. The annual impairment test is completed using either: a qualitative Step 0 assessment based on reviewing relevant events and circumstances; or a quantitative Step 1 assessment, which determines the fair value of the reporting unit, using an income approach that discounts future cash flows based on the estimated future results of our reporting units and a market approach that compares market multiples of comparable companies to determine whether or not any impairment exists. If the fair value of a reporting unit is less than its carrying amount, we use the Step 2 assessment to determine the impairment. Our reporting units are identified as operating segments or one level below an operating segment. Reporting units must: (a) engage in business activities from which they earn revenues and incur expenses; (b) have operating results that are regularly reviewed by our chief operating decision maker to ascertain the resources to be allocated to the segment and assess its performance; and (c) have discrete financial information available. As of December 31, 2014, our reporting units included: Cash Advance, ATM, Check Services, Games, Fully Integrated Kiosk Sales and Services, Central Credit, and Anti-Money Laundering and Tax Compliance Software. Our goodwill was not impaired for the years ended December 31, 2014, 2013 and 2012.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Intangible Assets

Other intangible assets consist primarily of: (a) customer contracts (rights to provide Payments and Games services to gaming establishment customers), developed technology, trade names and trademarks and contract rights acquired through business combinations; (b) capitalized software development costs; and (c) the acquisition cost of our patent related to the 3-in-1 rollover technology acquired in 2005. Customer contracts require us to make renewal assumptions, which impact the estimated useful lives of such assets. Capitalized software development costs require us to make certain judgments as to the stages of development and costs eligible for capitalization. Capitalized software costs placed in service are amortized over their useful lives, generally not to exceed five years. The acquisition cost of the 3-in-1 Rollover patent is being amortized over the term of the patent, which expires in 2018. We review intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances include, but are not limited to, a significant decrease in the fair value of the underlying business or market price of the asset, a significant adverse change in legal factors or business climate that could affect the value of an asset, or a current period operating or cash flow loss combined with a history of operating or cash flow losses. We group intangible assets for impairment analysis at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of intangible assets is measured by a comparison of the carrying amount of the asset to future, net cash flows expected to be generated by the asset, undiscounted and without interest. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. For the year ended December 31, 2014, we recognized $3.1 million of impairment on our other intangible assets. There was no impairment for any of our other intangible assets for the years ended December 31, 2013 and 2012.

Debt Issuance Costs

Debt issuance costs incurred in connection with long-term borrowings are capitalized and amortized to interest expense based upon the related debt agreements using the straight-line method, which approximates the effective interest method. Debt issuance costs are included in other assets on the consolidated balance sheets.

Original Issue Discounts

Original issue discounts incurred in connection with long-term borrowings are capitalized and amortized to interest expense based upon the related debt agreements using the straight-line method, which approximates the effective interest method. These amounts are recorded as contra-liabilities and included in long-term debt on the consolidated balance sheets.

Deferred Revenue

Deferred revenue represents amounts from the sale of fully integrated kiosks and related service contracts, anti-money laundering and tax compliance software, and gaming equipment and systems that have been billed, or for which notes receivable have been executed, but which transaction has not met our revenue recognition criteria. The cost of the fully integrated kiosks and related service contracts, anti-money laundering and tax compliance software, and gaming equipment and systems is deferred and recorded at the time revenue is recognized. Amounts are classified between current and long-term liabilities, based upon the expected period in which the revenue will be recognized.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Overall

We recognize revenue when evidence of an arrangement exists, services have been rendered or goods have been delivered, the price is fixed or determinable and collectability is reasonably assured. We evaluate our revenue streams for proper timing of revenue recognition.

Payments Revenues

Cash advance revenues are comprised of transaction fees assessed to gaming patrons in connection with credit card cash access and POS debit card transactions and are recognized at the time the transactions are authorized. Such fees are based on a combination of a fixed amount plus a percentage of the face amount of the credit card cash access or POS debit card transaction amount.

ATM revenues are comprised of transaction fees in the form of cardholder surcharges assessed to gaming patrons in connection with ATM cash withdrawals at the time the transactions are authorized and reverse interchange fees paid to us by the patrons’ issuing banks. Cardholder surcharges are recognized as revenue when a transaction is initiated and reverse interchange is recognized as revenue on a monthly basis based on the total transactions occurring during the month. The cardholder surcharges assessed to gaming patrons in connection with ATM cash withdrawals are currently a fixed dollar amount and not a percentage of the transaction amount.

Check services revenues are principally comprised of check warranty revenues and are generally based upon a percentage of the face amount of checks warranted. These fees are paid to us by gaming establishments.

Other revenues include amounts derived from the sale of cash access devices, such as the provision of certain professional services, software licensing, and certain other ancillary fees associated with the sale, installation and maintenance of those devices. In addition, other revenues consist of Central Credit revenues that are based upon either a flat monthly unlimited usage fee or a variable fee structure driven by the volume of patron credit histories generated. Also included in other revenues are revenues generated from ancillary marketing, database and Internet gaming activities.

Games Revenues

Games revenues are primarily generated by our gaming operations under development, placement, and participation arrangements in which we provide our customers with player terminals, player terminal-content licenses and back-office equipment, collectively referred to herein as leased gaming equipment. Under these arrangements, we retain ownership of the leased gaming equipment installed at customer facilities, and we receive revenue based on a percentage of the net win per day generated by the leased gaming equipment or a fixed daily fee based on the number of player terminals installed at the facility. Revenue from lease participation or daily fee arrangements are considered both realizable and earned at the end of each gaming day.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Games revenues generated by player terminals deployed at sites under development or placement fee agreements is reduced by the accretion of contract rights acquired as part of those agreements. Contract rights are amounts allocated to intangible assets for dedicated floor space resulting from such agreements, described under “Development and Placement Fee Agreements.” The related amortization expense, or accretion of contract rights, is netted against our respective revenue category in the consolidated statements of operations and other comprehensive income.

We also generate games revenues from back-office fees with certain customers. Back-office fees cover the service and maintenance costs for back-office servers installed in each gaming facility to run our gaming equipment, as well as the cost of related software updates. Back-office fees are considered both realizable and earned at the end of each gaming day.

Equipment and Systems Revenues

We sell gaming equipment, fully integrated kiosks and gaming systems directly to our customers under independent sales contracts through normal credit terms, or may grant extended credit terms under contracts secured by the related equipment.

For sales arrangements with multiple deliverables, we apply the guidance from ASU No. 2009-13, “Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements.” In addition, we apply the guidance from ASU No. 2009-14, “Software (Topic 985), Certain Revenue Arrangements that Include Software Elements,” which affects vendors that sell or lease tangible products in an arrangement that contains software that is more than incidental to the tangible product as a whole and clarifies what guidance should be used in allocating and measuring revenue.

The majority of our multiple element sales contracts are for some combination of gaming equipment, player terminals, content, system software, license fees, ancillary equipment and maintenance.

Revenue related to systems arrangements that contain both software and non-software deliverables requires allocation of the arrangement fee to the separate deliverables using the relative selling price method. Revenue for software deliverables is recognized under software revenue recognition guidance. Revenue resulting from the sale of non-software deliverables, such as gaming devices and other hardware, are accounted for based on other applicable revenue recognition guidance as the devices are tangible products containing both software and non-software components that function together to deliver the product’s essential functionality.

In allocating the arrangement fees to separate deliverables, we evaluate whether we have vendor-specific objective evidence (“VSOE”) of selling price, third party evidence (“TPE”) or estimate of selling price (“ESP”) for gaming devices, maintenance and product support fees and other revenue sources. We generally use ESP to determine the selling price used in the allocation of separate deliverables, as VSOE and TPE are generally not available. We determine the ESP on separate deliverables by estimating a margin typically received on such items and applying that margin to the product cost incurred.

Generally, player terminal sales include ancillary equipment, such as networking gear, bases, chairs, and occasionally signage, some of which may be necessary for the full functionality of the player terminals in a casino. This ancillary equipment comprises an install kit that is shipped simultaneously with the player terminals. Although our products are analyzed as multiple deliverable arrangements, revenue for the player terminal and ancillary equipment is not recognized until all elements essential for the functionality of the product have been shipped or delivered. This includes game theme software and essential ancillary equipment. If elements that are not essential to the functionality of the player terminals are shipped after the unit, such as signage, chairs, or bases, these items would be classified as deferred revenue until shipped or delivered.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cost of Revenues (exclusive of depreciation and amortization)

The cost of revenues (exclusive of depreciation and amortization) represents the direct costs required to perform revenue generating transactions. The principal costs included within cost of revenues (exclusive of depreciation and amortization) are commissions paid to gaming establishments, interchange fees paid to credit and debit card networks, transaction processing fees to our transaction processor, inventory and related costs associated with the sale of our fully integrated kiosks, electronic gaming machines and system sales, check cashing warranties, field service and network operations personnel.

Advertising, Marketing and Promotional Costs

We expense advertising, marketing and promotional costs as incurred. Total advertising, marketing and promotional costs, included in operating expenses in the consolidated statements of income and comprehensive income, were $1.1 million, $0.7 million and $0.7 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Research and Development Costs

We conduct research and development activities primarily to develop new gaming systems, gaming engines, casino data management systems, casino central monitoring systems, video lottery outcome determination systems, gaming platforms, and gaming content and to add enhancements to our existing product lines. We believe our ability to deliver differentiated, appealing products and services to the marketplace is based in our research and development investments, and we expect to continue to make such investments in the future. These research and development costs consist primarily of salaries and benefits, consulting fees, game lab testing fees, and an allocation of corporate facilities costs related to these activities. Once the technological feasibility of a project has been established, it is transferred from research to development, and capitalization of development costs begins until the product is available for general release.

Research and development costs were $0.8 million for the year ended December 31, 2014. As research and development costs relate to our Games segment which was acquired in 2014, there were no material research and development costs for the years ended December 31, 2013 and 2012.

Income Taxes

Income tax expense includes U.S. and international income taxes, plus the provision for U.S. taxes on undistributed earnings of international subsidiaries not deemed to be permanently invested. Since it is management’s practice and intent to reinvest the earnings in the international operations of our foreign subsidiaries, U.S. federal income taxes have not been provided on the undistributed earnings of any foreign subsidiaries except for GCA Macau. Some items of income and expense are not reported in tax returns and the consolidated financial statements in the same year. The tax effect of such temporary differences is reported as deferred income taxes.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Employee Benefits Plan

We have a retirement savings plan (the “401(k) Plan”) under Section 401(k) of the Internal Revenue Code covering our employees. The 401(k) Plan allows employees to defer up to the lesser of the Internal Revenue Code prescribed maximum amount or 100% of their income on a pre-tax basis through contributions to the plan. As a benefit to employees, we match a percentage of these employee contributions. Expenses related to the matching portion of the contributions to the 401(k) Plan were $0.5 million, $0.5 million and $0.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Fair Values of Financial Instruments

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time, based upon relevant market information about the financial instrument.

In determining fair value, we use a hierarchy that includes three levels which are based on the extent to which inputs used in measuring fair value are observable in the market. Level 1 indicates that the fair value is determined by using quoted prices in active markets for identical investments. Level 2 indicates that the fair value is determined using pricing inputs other than quoted prices in active markets such as models or other valuation methodologies. Level 3 indicates that the fair value is determined using pricing inputs that are unobservable for the investment and include situations where there is little, if any, market activity for the investment. Significant management estimates and judgment are used in the determination of the fair value of level 3 pricing inputs.

The carrying amount of cash and cash equivalents, settlement receivables, trade receivables, other receivables, settlement liabilities, accounts payable and accrued expenses approximates fair value due to the short-term maturities of these instruments. The fair value of our borrowings are estimated based on various inputs to determine a market price, such as: market demand and supply, size of tranche, maturity and similar instruments trading in more active markets.

As of December 31, 2014, the fair value of our long-term debt was considered to approximate the carrying amount of each instrument since the Merger occurred on December 19, 2014. As of December 31, 2013, the fair value of our Prior Credit Facility was approximately $104.0 million as compared to a carrying amount of $103.0 million using a Level 2 input.

Foreign Currency Translation

Foreign currency denominated assets and liabilities for those foreign entities for which the local currency is the functional currency are translated into U.S. dollars based on exchange rates prevailing at the end of each year. Revenues and expenses are translated at average exchange rates during the year. The effects of foreign exchange gains and losses arising from these translations are included as a component of other comprehensive income on the consolidated statements of income and comprehensive income. Translation adjustments on intercompany balances of a long-term investment nature are recorded as a component of accumulated other comprehensive income on our consolidated balance sheets.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

We have made estimates and judgments affecting the amounts reported in these financial statements and the accompanying notes. The actual results may differ from these estimates. These accounting estimates incorporated into the consolidated financial statements include, but are not limited to:

•        the estimates and assumptions related to the preparation of the unaudited pro forma financial information contained herein;

•        the estimates and assumptions related to the preliminary purchase price allocation based on the estimated fair values of the assets acquired and liabilities assumed of Multimedia Games as of the date of Merger and the acquisition of NEWave;

•        the estimated reserve for warranty expense associated with our check warranty receivables;

•        the valuation and recognition of share-based compensation;

•        the valuation allowance on our deferred income tax assets;

•        the estimated cash flows in assessing the recoverability of long-lived assets;

•        the estimates of future operating performance, weighted average cost of capital (“WACC”) and growth rates as well as other factors used in our annual goodwill and other intangible assets impairment evaluations;

•        the renewal assumptions used for customer contracts to estimate the useful lives of such assets; and

•        the judgments used to determine the stages of development and costs eligible for capitalization as internally developed software.

Earnings Applicable to Common Stock

Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the effect of potential common stock resulting from assumed stock option exercises and vesting of restricted stock.

Share-Based Compensation

Share-based payment awards result in a cost that is measured at fair value on the award’s grant date. Our time-based stock options, including our cliff vesting time-based awards, expected to be exercised currently, and in future periods, were measured at fair value on the grant date using the Black Scholes model. Our restricted stock awards expected to be vested currently, and in future periods, were measured at fair value based on the stock price on the grant date. The compensation expense is recognized on a straight-line basis over the awards’ vesting periods.

Our market-based stock options will vest if our average stock price in any period of 30 consecutive trading days meets certain target prices during a four year period that commenced on the grant date of these options. If these target prices are not met during the four year period, the unvested shares underlying the options will terminate except if there is a change in control of the Company as defined in the 2014 Equity Incentive Plan, in which case, the unvested shares underlying such options shall become fully vested on the effective date of such change in control transaction. The options were measured at fair value on the grant date using a lattice-based valuation model based on the median time horizon from the date of grant for these options to the vesting date for those paths that achieved the target threshold(s). The compensation expense is recognized on a straight-line basis over the median vesting periods calculated under such valuation model.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Forfeitures are estimated at the grant date for our time-based and market-based awards, with such estimates updated periodically; and with actual forfeitures recognized currently to the extent they differ from the estimates. Unless otherwise provided by the administrator of our equity incentive plans, stock options granted under our plans generally expire ten years from the date of grant. The exercise price of stock options is generally the closing market price of our common stock on the date of the stock option grant.

Reclassification of Prior Year Balances

Reclassifications were made to the prior-period financial statements to conform to the current period presentation. We classified our balance sheet for short-term and long-term assets and liabilities as a result of the Merger.

Recent Accounting Guidance

Recently Adopted Accounting Guidance

In November 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-17, which provides guidance on whether and at what threshold an acquired entity that is a business or nonprofit activity can apply pushdown accounting in its separate financial statements. The pronouncement was effective on November 18, 2014. There was no impact of the adoption of ASU No. 2014-17 as we do not apply push-down accounting to our acquired subsidiaries.

Recent Accounting Guidance Not Yet Adopted

In August 2014, the FASB issued ASU No. 2014-15, which provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The pronouncement is effective for annual periods ending after December 15, 2016, and interim periods thereafter, and early adoption is permitted. We are currently evaluating the impact of adopting this guidance on our Consolidated Financial Statements and disclosures included within Notes to Consolidated Financial Statements.

In June 2014, the FASB issued ASU No. 2014-12, which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. The standard is effective for annual reporting periods beginning after December 15, 2015, with early adoption permitted. We are currently evaluating the impact of adopting this guidance on our Consolidated Financial Statements and disclosures included within Notes to Consolidated Financial Statements.

In May 2014, the FASB issued ASU No. 2014-09, which creates FASB ASC Topic 606, “Revenue from Contracts with Customers” and supersedes ASC Topic 605, “Revenue Recognition”. The guidance replaces industry-specific guidance and establishes a single five-step model to identify and recognize revenue. The core principle of the guidance is that an entity should recognize revenue upon transfer of control of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Additionally, the guidance requires the entity to disclose further quantitative and qualitative information regarding the nature and amount of revenues arising from contracts with customers, as well as other information about the significant judgments and estimates used in recognizing revenues from contracts with customers. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016. Early application is not permitted. This guidance may be adopted retrospectively or under a modified retrospective method where the cumulative effect is recognized at the date of initial application. We are currently evaluating the impact of adopting this guidance on our Consolidated Financial Statements and disclosures included within our Notes to Consolidated Financial Statements.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS

We account for business combinations in accordance with the accounting standards, which require that the assets acquired and liabilities assumed be recorded at their estimated fair values.

NEWave, Inc.

In April 2014, we acquired all of the outstanding capital stock of NEWave, Inc., (“NEWave”) for an aggregate purchase price of approximately $14.9 million, of which approximately $2.5 million is expected to be paid in April 2015. NEWave is a supplier of compliance, audit and data efficiency software to the gaming industry.

We have not provided the supplemental pro forma impact of the NEWave acquisition on the revenue and earnings of the combined entity as if the acquisition date had been January 1, 2013, and the amount of revenue and earnings derived from NEWave have not been presented on a supplemental basis as such amounts are not material for the twelve months ended December 31, 2014 and 2013, respectively.

Multimedia Games Holding Company, Inc.

On December 19, 2014, Holdings completed its acquisition of Multimedia Games. Pursuant to the terms of the Agreement and Plan of Merger, dated as of September 8, 2014 (the “Merger Agreement”), by and among Holdings, Movie Merger Sub, Inc., a wholly owned subsidiary of Holdings (“Merger Sub”), and Multimedia Games, Merger Sub merged with and into Multimedia Games, with Multimedia Games continuing as the surviving corporation (the “Merger”). In the Merger, Multimedia Games became a wholly owned subsidiary of Holdings. Also, as a result of the Merger, each outstanding share of common stock, par value $0.01 per share, of Multimedia Games, other than shares held by Holdings, Multimedia Games, Merger Sub or their respective subsidiaries, was cancelled and converted into the right to receive $36.50 in cash, without interest (“Merger Consideration”), together with the acceleration and full vesting of Multimedia equity awards, (collectively, the “Total Merger Consideration”).

Multimedia Games designs, manufactures and supplies gaming machines and systems to commercial and Native American casino operators as well as select lottery operators and commercial bingo facility operators. Multimedia Games’ revenue is generated from the operation of gaming machines in revenue sharing or lease arrangements and from the sale of gaming machines and systems that feature proprietary game themes.

Our combination with Multimedia Games creates a provider of Payments and Games solutions for our gaming establishment customers. The business combination provides us with: (a) growth opportunities, (b) enhanced scale, diversification and margins, and (c) the ability to increase profitability through cost synergies.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS (Continued)

The total purchase consideration for Multimedia Games was as follows (in thousands, except per share amounts):

Amount
Purchase consideration
Total purchase price for Multimedia Games common stock (29,948 shares at $36.50 per share)	$1,093,105
Payment in respect to Multimedia Games outstanding equity awards	56,284
Total merger consideration	1,149,389
Repayments of Multimedia Games debt and other obligations	25,065
Less: Multimedia Games outstanding cash at acquisition date	(118,299)
Total purchase consideration	$1,056,155

The Merger was accounted for using the acquisition method of accounting, which requires, among other things, the assets acquired and liabilities assumed be recognized at their respective fair values as of the acquisition date. The excess of the purchase price over those fair values was recorded as goodwill, none of which is deductible for tax purposes. The goodwill recognized is attributable primarily to the income potential from Multimedia Games penetrating into the Class III commercial casino market, the assembled workforce of Multimedia Games and expected synergies.

The estimates and assumptions used include the projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future cash flows. The estimated fair values of Multimedia’s assets acquired and liabilities assumed and resulting goodwill are subject to adjustment as the Company finalizes its fair value analysis. The significant items for which a final fair value has not been determined as of the filing of this Annual Report on Form 10-K include accrued liabilities, the valuation and estimated useful lives of tangible and intangible assets and deferred income taxes. We expect to complete our fair value determinations no later than the fourth quarter of 2015. We do not expect our fair value determinations to materially change; however, there may be differences compared to those amounts at December 31, 2014 as we finalize our fair value analysis.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS (Continued)

The information below reflects the preliminary purchase price allocation (in thousands):

Amount
Purchase price allocation
Current assets	$68,548
Property, equipment and leasehold improvements, net	87,283
Goodwill	669,542
Other intangible assets, net	403,300
Other receivables, non-current	5,030
Other assets, long-term	3,392
Deferred tax asset, non-current	22,287
Total assets	1,259,382
Current liabilities	44,291
Deferred tax liability, non-current	158,418
Other accrued expenses and liabilities	518
Total liabilities	203,227
Net assets acquired	$1,056,155

Trade receivables acquired of $24.7 million were considered to be collectible and therefore the carrying amounts were considered to approximate fair value. Inventory acquired of $16.5 million was fair valued based on model-based valuations for which inputs and value drivers were observable.

The following table summarizes acquired tangible assets (in thousands):

	Useful Life (years)	Estimated Fair Value
Property, Equipment and Leased Assets
Gaming equipment	2 - 4	$78,201
Leasehold and building improvements	Lease Term	2,105
Machinery and equipment	3 - 5	4,126
Other	2 - 7	2,851
Total property, equipment and leased assets		$87,283

The fair value of property, equipment and leased assets was determined using the cost approach as the primary approach for valuing the majority of the personal property. The market approach was used to estimate the value of vehicles. The income approach was used to quantify any economic obsolescence that may be present in the personal property. No economic obsolescence adjustments were made to the personal property, as the business enterprise valuation indicated sufficient cash flows to support the values established through the cost and market approaches.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS (Continued)

The following table summarizes acquired intangible assets (in thousands):

	Useful Life (years)	Estimated Fair Value
Other intangible assets
Tradenames and trademarks	3 - 7	$14,800
Computer software	3 - 5	3,755
Developed technology	2 - 6	139,645
Customer relationships	8 - 12	231,100
Contract rights	1 - 7	14,000
Total other intangible assets		$403,300

The fair values of trade names and trademarks and developed technology were determined by applying the income approach utilizing the relief from royalty methodology. The fair value of customer relationships was determined by applying the income approach utilizing the excess earnings methodology. The fair value of contract rights was considered to approximate the carrying amount based on contractual obligations associated with these other intangible assets. The discount rates utilized to estimate the fair value of these other intangible assets ranged from 10.0% to 11.0%.

GCA and Multimedia Games had different fiscal year ends. Accordingly, the unaudited pro forma condensed combined statements of income for the year ended December 31, 2014 combined historical GCA consolidated statement of income for its year ended December 31, 2014 with historical Multimedia Games consolidated statement of operations for its year ended September 30, 2014, giving effect to the Merger as if it had occurred on January 1, 2013. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2013 combined historical GCA consolidated statement of income for its year ended December 31, 2013 with historical Multimedia Games consolidated statement of operations for its year ended September 30, 2013, giving effect to the Merger as if it had occurred on January 1, 2013.

The unaudited pro forma condensed combined financial information does not purport to represent the results of operations of GCA that would have actually resulted had the Merger been completed as of the dates indicated, nor should the information be taken as indicative of the future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that GCA may achieve with respect to the combined operations of GCA and Multimedia Games. The unaudited pro forma amounts include the historical operating results of the Company and Multimedia Games prior to the Merger, with adjustments directly attributable to the Merger. The unaudited pro forma results include increases to depreciation and amortization expense based on the purchased intangible assets and the step-up in basis associated with tangible assets acquired and increases to interest expense, related to debt issued to fund the Merger. Also reflected in the year ended December 31, 2014 are adjustments for the impact of acquisition-related costs and other costs as a result of the Merger of $27.4 million. There were no acquisition-related costs incurred for the year ended December 31, 2013. All adjustments utilized an effective federal statutory tax rate of 35.0%.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS (Continued)

The following table reflects selected financial data from the unaudited pro forma consolidated financial information assuming the Merger occurred as of January 1, 2013 (in thousands):

	Year Ended December 31,
	2014	2013
Unaudited pro forma results of operations (in thousands, except per share amounts)
Revenues	$800,732	$771,810
Net (loss)	(5,083)	(7,003)
Basic loss per share	(0.08)	(0.11)
Diluted loss per share	(0.08)	(0.10)

The financial results for Multimedia Games included in the consolidated statements of operations since the acquisition date of December 19, 2014 reflected revenues of approximately $7.4 million and net loss of approximately $3.0 million, including acquisition-related costs of $1.3 million.

Through December 31, 2014, we expensed approximately $10.7 million of costs related to the acquisition of Multimedia Games for financial advisory services, financing related fees, accounting and legal fees and other transaction-related expenses and are included in the consolidated statements of income and comprehensive income within operating expenses. These costs do not include any costs related to additional site consolidation or rationalization that we might consider following the closing of the Merger.

4. ATM FUNDING AGREEMENTS

Wells Fargo Contract Cash Solutions Agreement

Our Contract Cash Solutions Agreement with Wells Fargo allows us to use funds owned by Wells Fargo to provide the currency needed for normal operating requirements for our ATMs. For the use of these funds, we pay Wells Fargo a cash usage fee on the average daily balance of funds utilized multiplied by a contractually defined cash usage rate. Under this agreement, all currency supplied by Wells Fargo remains the sole property of Wells Fargo at all times until it is dispensed, at which time Wells Fargo obtains an interest in the corresponding settlement receivable. As the cash is never an asset of ours, supplied cash is not reflected on our balance sheet.

In June 2012, we amended the Contract Cash Solutions Agreement with Wells Fargo to increase the maximum amount of cash to be provided to us from $400.0 million to $500.0 million, and the initial term of the Contract Cash Solutions Agreement has been extended from November 30, 2013 until November 30, 2015. The outstanding balances of ATM cash utilized by us from Wells Fargo were $396.3 million and $427.1 million as of December 31, 2014 and 2013, respectively.

Under the terms of the Contract Cash Solutions Agreement, we pay a monthly cash usage fee based upon the product of the average daily dollars outstanding in all ATMs multiplied by a contractually defined cash usage rate. This cash usage rate is determined by an applicable LIBOR plus a mutually agreed upon margin.

We are exposed to interest rate risk to the extent that the applicable LIBOR increases.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. ATM FUNDING AGREEMENTS (Continued)

Cash usage fees, reflected as interest expense within the consolidated statements of income and comprehensive income, were $2.3 million, $2.2 million and $3.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

We are responsible for any losses of cash in the ATMs under our agreement with Wells Fargo and we self-insure for this risk. We incurred no material losses related to this self-insurance for the years ended December 31, 2014 and 2013.

Site-Funded ATMs

We operate ATMs at certain customer gaming establishments where the gaming establishment provides the cash required for the ATM operational needs. We are required to reimburse the customer for the amount of cash dispensed from these Site-Funded ATMs. The Site-Funded ATM liability is included within settlement liabilities in the accompanying consolidated balance sheets and was $69.3 million and $68.9 million as of December 31, 2014 and 2013, respectively.

5. TRADE RECEIVABLES

Trade receivables represent short-term credit granted to customers for which collateral is generally not required. The balance of trade receivables consists of outstanding balances owed to us by gaming establishments. The balance of trade receivables consisted of the following (in thousands):

	At December 31,
	2014	2013
Trade receivables, net
Games trade receivables	$28,270	$—
Kiosk trade receivables	5,247	8,262
Warranty and other trade receivables	4,180	3,396
Total trade receivables, net	$37,697	$11,658

The material balance of the allowance for doubtful accounts for trade receivables is from warranty receivables. On a monthly basis, we evaluate the collectability of the outstanding balances and establish a reserve for the face amount of the expected losses on these receivables. The warranty expense associated with this reserve is included within cost of revenues (exclusive of depreciation and amortization) in the consolidated statements of income and comprehensive income.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. TRADE RECEIVABLES (Continued)

A summary activity of the reserve for warranty losses is as follows (in thousands):

Amount
Balance, December 31, 2011	$6,756
Warranty expense provision	5,226
Charge offs against reserve	(5,074)
Balance, December 31, 2012	$6,908
Warranty expense provision	7,874
Charge offs against reserve	(12,005)
Balance, December 31, 2013	2,777
Warranty expense provision	9,029
Charge offs against reserve	(9,022)
Balance, December 31, 2014	$2,784

6. OTHER RECEIVABLES

Other receivables includes the balance of notes and loans receivable on our gaming and fully integrated kiosk products as well as income taxes receivable and other miscellaneous receivables. The balance of other receivables consisted of the following (in thousands):

	At December 31,
	2014	2013
Other receivables
Notes and loans receivable, net of discount of $853 and $0, respectively	$13,939	$3,249
Federal and state income tax receivable	15,092	16
Other	706	2,039
Total other receivables	29,737	5,304
Less: Notes and loans receivable, non-current	9,184	699
Total other receivables, current portion	$20,553	$4,605

Notes receivable from development agreements are generated from reimbursable amounts advanced under development agreements. The notes receivable from development agreements balance includes a development agreement with the Chickasaw Nation for the Winstar Casino expansion entered into on November 19, 2012.

On July 17, 2014, Multimedia Games entered into an agreement with Bee Caves Games, Inc. (“Bee Caves Games”) under which Multimedia Games agreed to make a loan pursuant to a secured promissory note in the amount of $4.5 million. In association with the promissory note, Multimedia Games received warrants to purchase Bee Caves Games common stock, and recorded a discount to the note for the fair value of the warrants received. The note, which bears interest at 7%, requires interest only payments for the first 24 months followed by repayments of principal and interest in 48 equal monthly installments.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. PREPAID AND OTHER ASSETS

Prepaid and other assets include the balance of prepaid expenses, deposits, debt issuance costs and other assets. The short-term portion of these assets is included in prepaid and other assets and the long-term portion is included in other assets, non-current.

The balance of prepaid and other assets consisted of the following (in thousands):

	At December 31,
	2014	2013
Prepaid expenses and other assets
Prepaid expenses	$7,163	$7,679
Deposits	8,781	6,260
Other	3,044	2,735
Total prepaid expenses and other assets	$18,988	$16,674

The balance of other assets, non-current consisted of the following (in thousands):

	At December 31,
	2014	2013
Other assets, non-current
Debt issuance costs	$41,109	$4,081
Prepaid expenses and deposits, non-current	3,956	1,320
Other	5,878	4,985
Total other assets non-current	$50,943	$10,386

8. INVENTORY

We currently maintain separate inventories for our Payments and Games products. Our Payments related inventory primarily consists of parts as well as finished goods and work-in-progress and is stated at the lower of cost or market accounted for using the average cost method. Our Games related inventory primarily consists of component parts, completed player terminals and back-office computer equipment and is stated at fair value based as a result of the Merger. However, our Games segment historically accounted for inventory at lower of cost (first in, first out) or market. The cost of inventory includes cost of materials, labor, overhead and freight.

Inventory consisted of the following (in thousands):

	At December 31,
	2014	2013
Inventory
Raw materials and component parts, net of reserves of $22 and $50, respectively	$21,151	$7,147
Work in progress	803	1,504
Finished goods	5,209	762
Total inventory	$27,163	$9,413

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. DEVELOPMENT AND PLACEMENT FEE AGREEMENTS

We enter into development and placement fee agreements to provide financing for new gaming facilities or for the expansion or improvement of existing facilities. All or a portion of the funds provided under development agreements are reimbursed to us, while funding under placement fee agreements is not reimbursed. In return for the fees under the agreements, the facility dedicates a percentage of its floor space for the placement of our EGMs over the term of the agreement, which is generally for 12 to 83 months, and we receive a fixed percentage or flat fee of those machines’ hold per day. Certain of the agreements contain EGM performance standards that could allow the facility to reduce a portion of our guaranteed floor space.

In addition, certain development agreements allow the facilities to buy out floor space after advances that are subject to repayment have been repaid. The development agreements typically provide for a portion of the amounts retained by the gaming facility for their share of the operating profits of the facility to be used to repay some or all of the advances recorded as notes receivable. Placement fees and amounts advanced in excess of those to be reimbursed by the customer for real property and land improvements are allocated to intangible assets and are generally amortized over the term of the contract, which is recorded as a reduction of revenue generated from the gaming facility. In the past we have, and in the future, we may, by mutual agreement, amend these contracts to reduce our floor space at the facilities. Any proceeds received for the reduction of floor space is first applied against the intangible asset for that particular development or placement fee agreement, if any, and the remaining net book value of the intangible asset is prospectively amortized on a straight-line method over the remaining estimated useful life.

On November 19, 2012, Multimedia Games entered into a development agreement with the Chickasaw Nation to assist with the expansion of the Winstar World Casino. As part of this agreement, Multimedia Games received the right to 150 unit placements for a period of 68 months in exchange for a payment of $6.5 million. The payment was made in two equal installments in November 2012 and January 2013.

On March 7, 2013, Multimedia Games paid a placement fee of approximately $2.0 million to the Chickasaw Nation to extend the placement of 201 units in six casino locations across Oklahoma for an additional term of 50 months.

Management reviews intangible assets related to development and placement fee agreements for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no events or changes in circumstances during the period ended December 31, 2014 that required an impairment charge to the carrying value of intangible assets recorded in connection with these agreements.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. PROPERTY, EQUIPMENT AND LEASED ASSETS

Property, equipment and leased assets consist of the following (amounts in thousands):

		At December 31, 2014			At December 31, 2013
	Useful Life (years)	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Property, equipment and leased assets
Rental pool—deployed	2 - 4	$70,295	$876	$69,419	$—	$—	$—
Rental pool—undeployed	2 - 4	10,562	151	10,411	—	—	—
ATM equipment	5	23,572	16,543	7,029	28,394	22,011	6,383
Office, computer and other equipment	3	15,238	8,848	6,390	11,729	5,408	6,321
Leasehold and building improvements	Lease Term	6,289	895	5,394	6,362	1,268	5,094
Machinery and equipment	3 - 5	3,395	34	3,361	—	—	—
Cash advance equipment	3	3,372	1,873	1,499	3,178	2,266	912
Other	2 - 5	2,772	189	2,583	—	—	—
Total		$135,495	$29,410	$106,085	$49,663	$30,953	$18,710

11. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The changes in the carrying amount of goodwill are as follows (in thousands):

	Cash Advance	ATM	Check Services	Games	Other	Total
Goodwill
Balance, December 31, 2012	$100,937	$33,051	$23,281	$—	$22,872	$180,141
Foreign translation adjustment	(57)	—	—	—	—	(57)
Balance, December 31, 2013	$100,880	$33,051	$23,281	$—	$22,872	$180,084
Goodwill acquired during the year	—	—	—	669,452	8,439	677,891
Foreign translation adjustment	(62)	—	—	—	—	(62)
Balance, December 31, 2014	$100,818	$33,051	$23,281	$669,452	$31,311	$857,913

In accordance with ASC 350, we test goodwill at the reporting unit level, which in certain cases may be a component of an operating segment, for impairment on an annual basis and between annual tests if events and circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Our goodwill was not impaired as of December 31, 2014 and December 31, 2013 based upon the results of our testing.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

Goodwill Testing

In performing the 2014 annual impairment test, we utilized the two-step approach prescribed under ASC 350. The first step required a comparison of the carrying value of each reporting unit to its estimated fair value. To estimate the fair value of our reporting units for Step 1, we used a combination of the income approach and the market approach. The income approach is based on a discounted cash flow analysis, or DCF method. This method involves estimating the after-tax cash flows attributable to a reporting unit and then discounting the after-tax cash flows to a present value (“DCF”), using a risk-adjusted discount rate. Assumptions used in the DCF require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates and the amount and timing of expected future cash flows. The forecasted cash flows are based on our most recent budget and for years beyond the budget. Our budgets are based on estimated future growth rates. We believe our assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in the DCF are based on estimates of the weighted average cost of capital, or WACC, of market participants relative to each respective reporting unit. The market approach considers comparable market data based on multiples of revenue or earnings before taxes, depreciation and amortization (“EBITDA”).

If the carrying value of a reporting unit exceeds its estimated fair value, we are required to perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill to its carrying value. The implied fair value of goodwill is derived by performing a hypothetical purchase price allocation for the reporting unit as of the measurement date, allocating the reporting unit’s estimated fair value to its assets and liabilities. The residual amount from performing this allocation represents the implied fair value of goodwill. To the extent this amount is below the carrying amount of goodwill, an impairment charge is recorded.

Key assumptions used in estimating fair value under the discounted cash flow approach included a discount rate of: (a) 11.0% for the Cash Advance, ATM, Check Services and Central Credit reporting units; (b) 11.5% for the Fully Integrated Kiosk Sales and Services reporting unit; and (c) 15.5%, for the Anti-Money Laundering and Tax Compliance Software reporting unit. In addition, projected compound average revenue growth rates of 0.0% to 4.0% and terminal value growth rates of 1.0% to 2.5% were used in the analyses. The discounted cash flow analyses for our reporting units included estimated future cash inflows from operations and estimated future cash outflows for capital expenditures.

Key assumptions used in estimating fair value under the market approach were based on observed market multiples of enterprise value to revenue and EBITDA for both comparable publicly traded companies and recent merger and acquisition transactions involving similar companies to estimate appropriate controlling basis multiples to apply to each of the reporting units. Based on the multiples implied by this market data, we selected multiples of revenue of 0.0 to 5.2 times and multiples of EBITDA of 6.2 to 8.6 times.

The estimate of fair value requires significant judgment. We based our fair value estimates on assumptions that we believe to be reasonable but that are unpredictable and inherently uncertain, including estimates of future growth rates and operating margins and assumptions about the overall economic climate and the competitive environment for our business units. There can be no assurance that our estimates and assumptions made for purposes of our goodwill and identifiable intangible asset testing as of the time of testing will prove to be accurate predictions of the future. If our assumptions regarding business plans, competitive environments or anticipated growth rates are not correct, we may be required to record goodwill and/or intangible asset impairment charges in future periods, whether in connection with our next annual impairment testing or earlier, if an indicator of an impairment is present before our next annual evaluation.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

We conducted our annual impairment test for our reporting units during the fourth quarter of 2014 and 2013 and no impairment was identified.

Other Intangible Assets

Other intangible assets consist of the following (in thousands):

		At December 31, 2014			At December 31, 2013
	Useful Life (years)	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Intangible assets
Contract rights under development and placement fee agreements	1 - 7	$14,000	$301	$13,699	$—	$—	$—
Customer contracts	7 - 14	43,938	29,931	14,007	39,142	25,670	13,472
Customer relationships	8 - 12	231,100	733	230,367	—	—	—
Developed technology	2 - 6	140,289	1,571	138,718	—	—	—
Computer software	1 - 5	34,128	13,033	21,095	26,386	13,069	13,317
Patents, trademarks and other	1 - 17	27,856	8,957	18,899	12,423	7,677	4,746
Total		$491,311	$54,526	$436,785	$77,951	$46,416	$31,535

In the fourth quarter 2014, we evaluated our other intangible assets for potential impairment as part of our review process. Our online payment processing intangible assets were identified for further testing. We determined that these definite-lived intangible assets were potentially impaired primarily due to a combination of the following factors: (a) legislative constraints at the state and federal level; (b) significant changes in management; and (c) lower than anticipated operating results.

These definite-lived intangible assets were evaluated using an undiscounted cash flow approach to determine if an impairment existed. As impairment was indicated based on the undiscounted cash flow approach, we discounted the cash flows and applied probability factors to calculate the resulting fair values and compared to the existing carrying value to determine the amount of impairment. The amount of impairment was approximately $3.1 million. The revised cost basis of $1.6 million for our online payment processing intangible asset will be amortized over an estimated remaining useful life of three years. These assets have been valued using level 3 fair value inputs.

Amortization expense related to other intangible assets totaled approximately $14.2 million, $9.6 million and $9.8 million for the years ended December 31, 2014, 2013 and 2012, respectively. We capitalized and placed into service $8.2 million, $5.1 million and $0.7 million of software development costs for the years ended December 31, 2014, 2013 and 2012, respectively.

The total net book value of amortizable intangible assets was approximately $436.8 million at December 31, 2014. The total net book value of amortizable intangible assets was approximately $31.5 million at December 31, 2013.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

The anticipated amortization expense related to other intangible assets, assuming no subsequent impairment of the underlying assets, is as follows (in thousands):

Amount
Anticipated amortization expense
2015	$91,651
2016	85,757
2017	47,522
2018	36,559
2019	35,392
Thereafter	139,904
Total	$436,785

12. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following table presents our accounts payable and accrued expenses (amounts in thousands):

	At December 31,
	2014	2013
Accounts payable and accrued expenses
Trade accounts payable	$48,962	$35,662
Payroll and related expenses	10,889	4,758
Cash access processing and related expenses	4,414	4,300
Deferred and unearned revenues	8,016	4,270
Accrued taxes	3,195	1,024
Accrued interest	3,387	208
Other	25,805	3,379
Total accounts payable and accrued expenses	$104,668	$53,601

13. LONG-TERM DEBT

The following table summarizes our indebtedness at December 31, (in thousands):

	At December 31,
	2014	2013
Long-term debt
Senior credit facility	$—	$103,000
Senior secured term loan	500,000	—
Senior secured notes	350,000	—
Senior unsecured notes	350,000	—
Total debt	1,200,000	103,000
Less: original issue discount	(11,213)	—
Total debt after discount	1,188,787	103,000
Less: current portion of long-term debt	(10,000)	(1,030)
Long-term debt, less current portion	$1,178,787	$101,970

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. LONG-TERM DEBT (Continued)

On December 19, 2014 and in connection with the Merger, we refinanced all of our indebtedness outstanding under the Prior Credit Facilities with proceeds from the Credit Facilities and the Notes.

Credit Facilities

On December 19, 2014, GCA, as borrower, and Holdings entered into a credit agreement among GCA, Holdings, Bank of America, N.A. as administrative agent, collateral agent, swing line lender and letter of credit issuer; Deutsche Bank Securities Inc., as syndication agent; and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities, Inc. as joint lead arrangers and joint book managers (the “Credit Agreement”). The Credit Agreement provides for a $50.0 million five-year Revolving Credit Facility that matures in 2019 and a $500.0 million six-year Term Loan that matures in 2020. The fees associated with the Credit Facilities included discounts of approximately $7.5 million and debt issuance costs of approximately $13.9 million. All borrowings under the Credit Facilities are subject to the satisfaction of customary conditions, including the absence of a default and compliance with representations and warranties.

The interest rate per annum applicable to the Revolving Credit Facility is, at GCA’s option, the base rate or LIBOR plus, in each case, an applicable margin. The interest rate per annum applicable to the Term Loan is also, at GCA’s option, the base rate or LIBOR plus, in each case, an applicable margin. LIBOR will be reset at the beginning of each selected interest period based on the LIBOR rate then in effect; provided that, with respect to the Revolving Credit Facility, if LIBOR is below zero, then such rate will be equal to zero plus the applicable margin, and, with respect to the Term Loan, if LIBOR is below 1.0%, then such rate will be equal to 1.0% plus the applicable margin. The base rate is a fluctuating interest rate equal to the highest of (a) the prime lending rate announced by the administrative agent, (b) the federal funds effective rate from time to time plus 0.50%, and (c) LIBOR (after taking account of any applicable floor) applicable for an interest period of one month plus 1.00%. The applicable margins of 4.75% and 5.25% for the Revolving Credit Facility and Term Loan, respectively, are subject to adjustment based on our consolidated secured leverage ratio.

Voluntary prepayments of the term loan and the revolving loans and voluntary reductions in the unused commitments are permitted in whole or in part, in minimum amounts as set forth in the Credit Agreement governing the Credit Facilities, with prior notice but without premium or penalty, except that certain refinancing transactions of the Term Loan within twelve months after the closing of the Credit Facilities will be subject to a prepayment premium of 1.00% of the principal amount repaid.

Subject to certain exceptions, the obligations under the Credit Facilities are secured by substantially all of the present and after acquired assets of each of GCA, Holdings and the subsidiary guarantors (the “Collateral”) including: (a) a perfected first priority pledge of all the capital stock of GCA and each domestic direct, wholly owned material restricted subsidiary held by Holdings, GCA or any such subsidiary guarantor; and (b) a perfected first priority security interest in substantially all other tangible and intangible assets of Holdings, GCA, and such subsidiary guarantors (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, real property, intellectual property and the proceeds of the foregoing). Subject to certain exceptions, the Credit Facilities are unconditionally guaranteed by Holdings and such subsidiary guarantors and Multimedia Games and its material domestic subsidiaries.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. LONG-TERM DEBT (Continued)

The Credit Agreement governing the Credit Facilities contains certain covenants that, among other things, limit Holdings’ ability, and the ability of certain of its subsidiaries, to incur additional indebtedness; sell assets or consolidate or merge with or into other companies; pay dividends or repurchase or redeem capital stock; make certain investments; issue capital stock of subsidiaries; incur liens; prepay, redeem or repurchase subordinated debt; and enter into certain types of transactions with our affiliates. The Credit Agreement governing the Credit Facilities also requires Holdings, together with its subsidiaries, to comply with a consolidated secured leverage ratio as well as an annual excess cash flow requirement.

Events of default under the Credit Agreement governing the Credit Facilities include customary events such as a cross-default provision with respect to other material debt (which includes the Notes). In addition, an event of default will occur if Holdings undergoes a change of control. This is defined to include the case where Holdings ceases to own 100% of the equity interests of GCA, or where any person or group acquires a percentage of the economic or voting interests of Holdings’ capital stock of 35% or more (determined on a fully diluted basis), or where a majority of the board of directors of Holdings ceases to consist of persons who are directors of Holdings on the closing date of the Credit Facilities or other directors whose nomination for election to the board of directors of GCA was recommended by a majority of the then continuing directors.

At December 31, 2014, we had approximately $500.0 million of borrowings outstanding under the Term Loan and $50.0 million of additional borrowing availability under the Revolving Credit Facility, based upon borrowing base calculations as of such date. We were in compliance with the terms of the Credit Facilities as of December 31, 2014.

Senior Notes

At December 31, 2014, we had two series of outstanding notes: (a) $350.0 million aggregate principal amount of 7.75% Senior Secured Notes due 2021 (the “Secured Notes”), and (b) $350.0 million aggregate principal amount of 10.00% Senior Unsecured Notes due 2022 (the “Unsecured Notes”).

On December 19, 2014, we issued the Secured Notes at an initial offering price of 100% and the Unsecured Notes at an initial offering price of 98.921%. Our net proceeds from the sale of the Notes were approximately $680.0 million after deducting discounts of approximately $3.8 million and commissions of approximately $16.2 million and before deducting any other fees and expenses related to the Notes offering. Other fees and expenses included additional debt issuance costs associated with the Notes of approximately $11.2 million.

The Secured Notes are senior secured obligations of the Company, equally and ratably secured with the Company’s obligations under the Credit Facilities. The Secured Notes rank equally with the Company’s existing and future senior debt and senior to the Company’s existing and future senior subordinated debt. The Unsecured Notes are senior unsecured obligations of the Company, and rank equally with the Company’s existing and future senior debt and senior to the Company’s existing and future senior subordinated debt. The Secured Notes are guaranteed on a senior secured basis by Holdings and all of its material domestic subsidiaries (other than GCA) and the Unsecured Notes are guaranteed on a senior unsecured basis by Holdings and all of its material domestic subsidiaries (other than GCA).

The indentures governing the Notes contain certain covenants that, among other things, limit our ability, and the ability of certain of our subsidiaries, to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, consummate certain asset sales, effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all of our assets, or create certain liens and other encumbrances on our assets.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. LONG-TERM DEBT (Continued)

The indentures governing the Notes contain events of default customary for agreements of their type (with customary grace periods, as applicable) and provide that, upon the occurrence of an event of default arising from certain events of bankruptcy or insolvency with respect to Holdings or GCA, all outstanding notes will become due and payable immediately without further action or notice. If any other type of event of default occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the then outstanding Secured Notes or Unsecured Notes, as applicable, may declare all such notes to be due and payable immediately.

At the closing of the offering of the Notes, the Notes were acquired by the initial purchasers pursuant to the terms of a purchase agreement.  Under the terms of the purchase agreement, during a one year period following the closing and upon prior notice from the initial purchasers, the Company must use commercially reasonable efforts to aid the purchasers in the resale of the Notes, including by preparing an updated offering memorandum and participating in reasonable marketing efforts including road shows, to the extent required therein.

In connection with the issuance of the Unsecured Notes, the Company entered into a registration rights agreement pursuant to which the Company agreed, for the benefit of the holders of the Unsecured Notes, to file with the Securities and Exchange Commission (the “SEC”), and use its commercially reasonable efforts to cause to become effective, a registration statement relating to an offer to exchange the Unsecured Notes for an issue of SEC-registered notes (the “Exchange Notes”) with terms identical to the Unsecured Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).  Under certain circumstances, including if applicable interpretations of the staff of the SEC do not permit the Company to effect the exchange offer, the Company and the guarantors must use their commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the Unsecured Notes and to keep that shelf registration statement effective until the first anniversary of the date such shelf registration statement becomes effective, or such shorter period that will terminate when all Unsecured Notes covered by the shelf registration statement have been sold. The obligation to complete the exchange offer and/or file a shelf registration statement will terminate on the second anniversary of the date of the Registration Rights Agreement.  If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before December 19, 2015, the annual interest rate borne by the Unsecured Notes will be increased by 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.00% per annum thereafter until the exchange offer is completed or the shelf registration statement is declared effective, at which time the interest rate will revert to the original interest rate on the date the Unsecured Notes were originally issued.

We were in compliance with the covenants of the Notes as of December 31, 2014.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. LONG-TERM DEBT (Continued)

Principal Repayments

The maturities of our borrowings at December 31, 2014 are as follows (in thousands):

Amount
Maturities of borrowings
2015	$10,000
2016	10,000
2017	10,000
2018	10,000
2019	10,000
Thereafter	1,150,000
Total	$1,200,000

14. COMMITMENTS AND CONTINGENCIES

Lease Obligations

We lease office facilities and operating equipment under cancelable and non-cancelable agreements. Total rent expense was approximately $1.9 million, $1.8 million and $0.7 million for the years ended December 31, 2014, 2013 and 2012, respectively.

In October 2012, we entered into a long-term lease agreement related to office space for our new corporate headquarters located in Las Vegas, Nevada, which we occupied in the first half of 2013.

In September 2014, the long-term lease agreement for office space in Austin, Texas, was extended through March 2021.

As of December 31, 2014, the minimum aggregate rental commitment under all non-cancelable operating leases were as follows (in thousands):

Amount
Minimum aggregate rental commitments
2015	$3,392
2016	3,125
2017	2,626
2018	2,440
2019	2,452
Thereafter	5,829
Total	$19,864

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. COMMITMENTS AND CONTINGENCIES (Continued)

Litigation Claims and Assessments

Multimedia Games Shareholder Litigation

In connection with the Merger, certain actions were filed by putative shareholders of Multimedia Games in the United States District Court for the Western District of Texas (the “Texas Federal Action”) and the District Court of Travis County, Texas (the “Texas State Court Action”). In both the Texas Federal Action and the Texas State Court Action, plaintiffs alleged that Multimedia Games’ directors breached their fiduciary duties to Multimedia Games and/or its shareholders because, among other things, the Merger allegedly involved an unfair price, an inadequate sales process, self-dealing and unreasonable deal protection devices. The complaints further alleged that Holdings and its formerly wholly owned merger subsidiary, Movie Merger Sub, Inc., aided and abetted those purported breaches of fiduciary duty. On November 20, 2014, the defendants in the Texas Federal Action reached an agreement in principle with the plaintiffs in the Texas Federal Action regarding settlement of all claims asserted on behalf of the alleged class of Multimedia Games shareholders and on behalf of Multimedia Games, and that agreement is reflected in a memorandum of understanding. In connection with the settlement contemplated by the memorandum of understanding, Multimedia Games agreed to make certain additional disclosures in its proxy statement related to the Merger, which disclosure Multimedia Games made in a Current Report on Form 8-K filed on November 21, 2014. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement.

The stipulation of settlement will be subject to customary conditions, including court approval. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the United States District Court for the Western District of Texas will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is approved by the court in the form contemplated by the parties, it will resolve and release all claims in the Texas Federal Action that were or could have been brought challenging any aspect of the Merger, the Merger Agreement, and any disclosure made in connection therewith, including in Multimedia Games’ definitive proxy statement, pursuant to terms that will be disclosed to shareholders prior to final approval of the settlement. In addition, in connection with the settlement, the defendants in the Texas Federal Action agreed not to oppose an application by plaintiffs in the Texas Federal Action for an attorneys’ fee award from the United States District Court for the Western District of Texas of up to $310,000, which fee has been paid by Holdings. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the United States District Court for the Western District of Texas will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

The Texas State Court Action remains pending as of March 16, 2015, the date these consolidated financial statements were issued.

Alabama Litigation

The Company is currently involved in two lawsuits, as further described below, related to Multimedia Games’ former charity bingo operations in the State of Alabama, neither of which it believes are material from a damages perspective. The lawsuits are currently pending in federal court, and include claims related to the alleged illegality of electronic charity bingo in the State of Alabama.

Dollie Williams, et al., v. Macon County Greyhound Park, Inc., et al., a civil action, was filed on March 8, 2010, in the United States District Court for the Middle District of Alabama, Eastern Division, against Multimedia Games and others. The plaintiffs, who claim to have been patrons of VictoryLand, allege that Multimedia Games participated in gambling operations that violated Alabama state law by supplying to VictoryLand purportedly unlawful electronic bingo machines played by the plaintiffs, and the plaintiffs seek recovery of the monies lost on all electronic bingo games played by the plaintiffs in the six months prior to the filing of the complaint under Ala. Code Sec. 8-1-150(A). The plaintiffs requested that the court certify the action as a class action. On March 29, 2013, the court entered an order granting the plaintiffs’ motion for class certification. On April 12, 2013, the defendants jointly filed a petition with the Eleventh Circuit Court of Appeals seeking permission to appeal the court’s ruling on class certification. On June 18, 2013, the Eleventh Circuit Court of Appeals entered an order granting the petition to appeal. Following briefing and oral argument, on April 2, 2014, the Eleventh Circuit Court of Appeals entered an order reversing the district court’s ruling on class certification and remanding the case to the district court. The Company continues to vigorously defend this matter. Given the inherent uncertainties in this litigation, however, the Company is unable to make any prediction as to the ultimate outcome.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. COMMITMENTS AND CONTINGENCIES (Continued)

Ozetta Hardy v. Whitehall Gaming Center, LLC, et al., a civil action, was filed against Whitehall Gaming Center, LLC (an entity that does not exist), Cornerstone Community Outreach, Inc., and Freedom Trail Ventures, Ltd., in the Circuit Court of Lowndes County, Alabama. On June 3, 2010, Multimedia Games and other manufacturers were added as defendants. The plaintiffs, who claim to have been patrons of White Hall, allege that Multimedia Games participated in gambling operations that violated Alabama state law by supplying to White Hall purportedly unlawful electronic bingo machines played by the plaintiffs, and the plaintiffs seek recovery of the monies lost on all electronic bingo games played by the plaintiffs in the six months prior to the filing of the complaint under Ala. Code, Sec 8-1-150(A). The plaintiffs requested that the court certify the action as a class action. On July 2, 2010, the defendants removed the case to the United States District Court for the Middle District of Alabama, Northern Division. The court has not ruled on the plaintiffs’ motion for class certification. The Company continues to vigorously defend this matter. Given the inherent uncertainties in this litigation, however, the Company is unable to make any prediction as to the ultimate outcome.

We are subject to other claims and suits that arise from time to time in the ordinary course of business, including those discussed above. We do not believe the liabilities, if any, which may ultimately result from the outcome of such matters, individually or in the aggregate, will have a material adverse impact on our financial position, liquidity or results of operations.

15. SHAREHOLDERS’ EQUITY

Preferred Stock.  Our amended and restated certificate of incorporation allows our Board of Directors, without further action by stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional, or special rights as well as the qualifications, limitations or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. As of December 31, 2014, we had no shares of preferred stock outstanding.

Common Stock.  Subject to the preferences that may apply to shares of preferred stock that may be outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our Board of Directors may from time to time determine. All dividends are non-cumulative. In the event of the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. SHAREHOLDERS’ EQUITY (Continued)

There are no sinking fund provisions applicable to the common stock. Each outstanding share of common stock is fully paid and non-assessable. As of December 31, 2014, we had 90,405,450 shares of common stock issued.

Common Stock Repurchase Program.  Our share repurchase program granted us the authority to repurchase up to $40.0 million of our outstanding common stock over a two-year period, which commenced in the first quarter of 2013 and expired at the end of the fourth quarter of 2014. We repurchased approximately 1.5 million shares of common stock for cash of approximately $11.7 million under the share repurchase program for the year ended December 31, 2014. We repurchased approximately 2.6 million shares of common stock for cash of approximately $18.2 million under the share repurchase program for the year ended December 31, 2013. We completed the share repurchases with cash on hand. The repurchase program authorized us to buy our common stock from time to time through open market, privately negotiated or other transactions, including pursuant to trading plans established in accordance with Rules 10b5-1 and 10b-18 of the Exchange Act, or by a combination of such methods.

Treasury Stock.  Employees may direct us to withhold vested shares of restricted stock to satisfy the minimum statutory withholding requirements applicable to their restricted stock vesting. We repurchased or withheld from restricted stock awards 55,502 and 14,901 shares of common stock at an aggregate purchase price of $0.5 million and $0.1 million, for the years ended December 31, 2014 and 2013, respectively, to satisfy the minimum applicable tax withholding obligations related to the vesting of such restricted stock awards.

The following table provides the treasury stock activity that occurred in 2014 (number of shares and cost in thousands):

	Total Number of Shares Purchased or Withheld (in thousands)	Average Price Purchased or Withheld (per share)	Cost of Shares Purchased or Withheld (in thousands)
Outstanding, December 31, 2013	23,303	$7.03	$163,840
Shares repurchased under current plan	1,458	$8.04	11,721
Shares withheld from restricted stock vesting	55	$8.35	459
Outstanding, December 31, 2014	24,816	$7.09	$176,020

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. WEIGHTED AVERAGE SHARES OF COMMON STOCK

The weighted average number of common stock outstanding used in the computation of basic and diluted earnings per share is as follows (in thousands):

	At December 31,
	2014	2013	2012
Weighted average shares
Weighted average number of common shares outstanding—basic	65,780	66,014	65,933
Potential dilution from equity grants(1)	1,083	1,191	1,404
Weighted average number of common shares outstanding—diluted	66,863	67,205	67,337

(1)

The potential dilution excludes the weighted average effect of stock options to acquire 7.6 million, 5.9 million and 5.1 million shares of our common stock at December 31, 2014, 2013 and 2012, respectively, because the application of the treasury stock method, as required, makes them anti-dilutive.

17. SHARE-BASED COMPENSATION

Equity Incentive Awards

In January 2005, we adopted the 2005 Stock Incentive Plan (the “2005 Plan”) to attract and retain the best available personnel, to provide additional incentives to employees, directors and consultants and thus to promote the success of our business. The 2005 Plan is administered by our Compensation Committee. The administrator of the 2005 Plan has the authority to select individuals who are to receive options or other equity incentive awards under the 2005 Plan and to specify the terms and conditions of grants of options or other equity incentive awards, the vesting provisions, the term and the exercise price.

In May 2014, we adopted the 2014 Equity Incentive Plan (the “2014 Plan”) to attract and retain the best available personnel, to provide additional incentives to employees, directors and consultants and thus to promote the success of our business. The 2014 Plan is administered by our Compensation Committee. The administrator of the 2014 Plan has the authority to select individuals who are to receive options or other equity incentive awards under the 2014 Plan and to specify the terms and conditions of grants of options or other equity incentive awards, the vesting provisions, the term and the exercise price.

Generally, our time-based stock options granted under the 2005 Plan (other than those granted to non-employee directors) will vest at a rate of 25% of the shares underlying the option after one year and the remaining shares vest in equal portions over the following 36 months, such that all shares are vested after four years.

Generally, our time-based stock options and restricted stock granted under the 2014 Plan will vest at a rate of 25% per year on each of the first four yearly anniversaries of the option grant dates.

Our market-based stock options granted under the 2005 Plan typically vest if our average stock price in any period of 30 consecutive trading days meets certain target prices during a four year period that commenced on the date of grant for these options. If these target prices are not met during such four year period, the unvested shares underlying the options will terminate, except if there is a change in control of the Company as defined in the 2005 Plan, in which case, the unvested shares underlying such options shall become fully vested on the effective date of such change in control.

CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. SHARE-BASED COMPENSATION (Continued)

Our cliff vesting time-based stock options granted under the 2005 Plan will vest based on the requisite service periods with a portion to vest after five years and another portion to vest after six years.

The vesting provisions of restricted stock under the 2005 Plan are similar to those applicable to time-based stock options under the 2005 Plan. As these restricted shares were issued primarily to our employees when all or a portion of the restricted stock award vests, in most cases, a certain portion of the shares subject to the restricted stock award will be withheld by us to satisfy the statutory withholding requirements applicable to the restricted stock grants. Therefore, as these awards vest the actual number of shares outstanding as a result of the restricted stock awards is reduced. These restricted shares will vest over a period of four years.

As part of the Merger Agreement, each option to purchase shares of Multimedia Games common stock granted after September 8, 2014, was converted into a new award covering shares of Holdings common stock using a customary exchange ratio. These options will vest at a rate of 25% per year on each of the first four yearly anniversaries of the option grant dates. A summary of award activity is as follows (in thousands):

	Stock Options Granted	Restricted Stock Granted
Outstanding, December 31, 2013	8,872	404
Additional authorized shares	—	—
Granted	5,523	342
Merger conversion	1,095	—
Exercised options or vested shares	(971)	(201)
Canceled or forfeited	(893)	(105)
Outstanding, December 31, 2014	13,626	440

The maximum number of shares available for future equity awards under the 2014 Plan is approximately 11.9 million shares of our common stock; and there are no shares available for future equity awards under the 2005 Plan.

Stock Options

The fair value of options was determined as of the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2014	2013	2012
Risk-free interest rate	1%	1%	1%
Expected life of options (in years)	4	4	6
Expected volatility	54%	61%	62%
Expected dividend yield	0%	0%	0%

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. SHARE-BASED COMPENSATION (Continued)

The fair value of our cliff vesting time-based options was determined using the Black Scholes option pricing model as of the date of grant. For the five year cliff vesting time-based options, the assumptions were: (a) risk-free interest rate of 2%; (b) expected term of five years; (c) expected volatility of 52%; and (d) no expected dividend yield. For the six year cliff vesting time-based options, the assumptions were: (a) risk-free interest rate of 2%; (b) expected term of six years; (c) expected volatility of 58%; and (d) no expected dividend yield.

The fair value of our market-based options was determined using a lattice-based option valuation model as of the date of grant. For the market-based options issued in the first quarter 2014, the assumptions were: (a) risk-free interest rate of 1%; (b) measurement period of four years; (c) expected volatility of 51%; and (d) no expected dividend yield. For the market-based options issued in the second quarter 2014, the assumptions were: (a) risk-free interest rate of 1%; (b) measurement period of four years; (c) expected volatility of 52%; and (d) no expected dividend yield.

The fair value of the converted options related to the Merger was recalculated upon consummation of the acquisition and it was determined that the original fair value approximated the value upon conversion and was still applicable and will continue to amortize to stock compensation expense over the remaining life of the award.

The following tables present the options activity:

	Number of Common Shares (in thousands)	Weighted Average Exercise Price (per share)	Weighted Average Life Remaining (years)	Aggregate Intrinsic Value (in thousands)
Outstanding, December 31, 2013	8,872	$7.54	5.9	$27,301
Granted	5,523	7.54
Merger conversion	1,095	6.43
Exercised	(971)	5.43
Canceled or forfeited	(893)	6.89
Outstanding, December 31, 2014	13,626	$7.64	6.5	$9,148
Vested and expected to vest, December 31, 2014	12,358	$7.65	6.2	$8,689
Exercisable, December 31, 2014	6,771	$8.00	3.7	$6,246

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. SHARE-BASED COMPENSATION (Continued)

		Options Outstanding			Options Exercisable
Range of Exercise Prices		Number Outstanding (000’s)	Weighted Average Remaining Contract Life (Years)	Weighted Average Exercise Price	Number Exercisable (000’s)	Weighted Average Exercise Price
$—	$5.99	2,418	6.0	$4.46	2,047	$4.33
6.00	8.99	9,008	7.8	7.34	2,531	7.17
9.00	12.99	1,007	2.9	9.99	1,000	9.99
13.00	13.99	783	0.1	13.98	783	13.98
14.00	14.99	160	1.4	14.22	160	14.22
15.00	15.99	125	1.4	15.16	125	15.16
16.00	18.99	125	1.5	16.63	125	16.63
		13,626			6,771

There were 6.6 million, 1.2 million and 2.4 million options granted for the years ended December 31, 2014, 2013 and 2012, respectively. Of the 6.6 million options granted, 1.1 million options were converted as part of the Merger. The weighted average grant date fair value per share of the options granted was $3.20, $3.31 and $2.93 for the years ended December 31, 2014, 2013 and 2012, respectively. The total intrinsic value of options exercised was $2.8 million, $4.6 million and $6.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

There was $15.4 million in unrecognized compensation expense related to options expected to vest as of December 31, 2014. This cost was expected to be recognized on a straight-line basis over a weighted average period of 3.1 years. We received $5.3 million in proceeds from the exercise of options and recorded $7.6 million in non-cash compensation expense related to options granted that were expected to vest for the year ended and as of December 31, 2014.

We recorded $4.4 million and $6.2 million in non-cash compensation expense related to options granted that were expected to vest as of December 31, 2013 and 2012, respectively. We received $8.4 million and $6.7 million in cash from the exercise of options for the years ended December 31, 2013 and 2012, respectively.

Restricted Stock

The following is a summary of non-vested share awards for our time-based restricted shares:

	Shares Outstanding (in thousands)	Weighted Average Grant Date Fair Value (per share)
Outstanding, December 31, 2013	404	$7.05
Granted	342	7.12
Vested	(201)	7.11
Forfeited	(105)	6.91
Outstanding, December 31, 2014	440	$7.11

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. SHARE-BASED COMPENSATION (Continued)

There were 0.3 million, 0.4 million and 0.1 million shares of restricted stock granted for the years ended December 31, 2014, 2013 and 2012, respectively. The weighted average grant date fair value per share of restricted stock granted was $7.12, $7.09 and $6.80 for the years ended December 31, 2014, 2013 and 2012. The total fair value of restricted stock vested was $1.4 million, $0.7 million and $1.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

There was $3.0 million in unrecognized compensation expense related to shares of time-based restricted shares expected to vest as of December 31, 2014 and is expected to be recognized on a straight-line basis over a weighted average period of 3.3 years. There were 0.2 million shares, 0.1 million shares and 0.2 million shares of restricted stock that vested and we recorded $1.2 million, $0.7 million and $0.4 million in non-cash compensation expense related to the restricted stock granted that was expected to vest during 2014, 2013 and 2012, respectively.

18. INCOME TAXES

The following presents consolidated income before tax for domestic and foreign operations (in thousands):

	Year Ended December 31,
	2014	2013	2012
Consolidated income before tax
Domestic	$13,870	$35,473	$39,280
Foreign	6,431	3,412	1,183
Total	$20,301	$38,885	$40,463

The income tax provision attributable to income from operations before tax consists of the following components (in thousands):

	Year Ended December 31,
	2014	2013	2012
Income tax provision
Domestic	$6,637	$13,626	$14,358
Foreign	1,524	861	416
Total income tax provision	$8,161	$14,487	$14,774
Income tax provision components
Current	$1,598	$844	$430
Deferred	6,563	13,643	14,344
Total income tax provision	$8,161	$14,487	$14,774

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

A reconciliation of the federal statutory rate and the effective income tax rate is as follows:

	Year Ended December 31,
	2014	2013	2012
Income tax reconciliation
Federal statutory rate	35.0%	35.0%	35.0%
Foreign provision	(3.6)%	(1.0)%	(0.4)%
State/province income tax	0.9%	1.3%	1.7%
Non-deductible compensation cost	0.7%	1.1%	0.2%
Non-deductible acquisition cost	5.9%	0.0%	0.0%
Change in valuation allowance	(0.9)%	0.2%	1.0%
Adjustment to carrying value	1.9%	0.3%	(2.2)%
Foreign dividends and IRC Sec. 956 inclusions, net of foreign tax deduction	(0.1)%	0.1%	1.1%
Non-deductible expenses and other items	0.4%	0.3%	0.1%
Effective tax rate	40.2%	37.3%	36.5%

The major tax-effected components of the deferred tax assets and liabilities are as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Deferred income tax assets related to:
Intangibles	$—	$44,845	$63,899
Net operating losses	64,357	37,333	32,171
Stock compensation expense	8,841	7,066	6,775
Accounts receivable allowances	1,613	1,703	1,968
Accrued and prepaid expenses	7,917	1,331	1,279
Long-term debt	290	348	—
Other	373	406	367
Tax credits	5,146	—	—
Property, equipment and leased assets	—	333	312
Valuation allowance	(2,319)	(1,379)	(1,307)
Total deferred income tax assets	86,218	91,986	105,464
Deferred income tax liabilities related to:
Property, equipment and leased assets	23,785	—	—
Intangibles	109,103	—	—
Other	1,072	942	800
Total deferred income tax liabilities	133,960	$942	$800
Deferred income taxes, net	$(47,742)	$91,044	$104,664

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2014	2013	2012
Unrecognized tax benefit at the beginning of the period
Gross increases—tax positions in prior period	$—	$—	$—
Gross decreases—tax positions in prior period	—	—	—
Gross increases—tax positions in current period	729	—	—
Settlements	—	—	—
Unrecognized tax benefit at the end of the period	$729	$—	$—

For all of our investments in foreign subsidiaries, except for GCA (Macau), deferred taxes have not been provided on unrepatriated foreign earnings. Unrepatriated earnings were approximately $11.7 million as of December 31, 2014. These earnings were considered permanently reinvested, as it was management’s intention to reinvest foreign earnings in foreign operations. We project sufficient cash flow in the U.S. and we do not need to repatriate these foreign earnings to finance U.S. operations.

As a result of certain realization requirements under the accounting guidance on share-based payments, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets that arose directly from tax deductions related to equity compensation in excess of compensation recognized for financial reporting at December 31, 2014, 2013 and 2012, respectively. Equity will be increased by $4.4 million if, and when, such deferred tax assets are ultimately realized. We use the accounting guidance on income taxes ordering for purposes of determining when excess tax benefits have been realized.

We had $179.9 million, or $63.0 million tax-effected, of accumulated federal net operating losses as of December 31, 2014. The net operating losses can be carried forward and applied to offset taxable income for 20 years and will expire starting in 2025.

We had tax-effected state net operating loss carry forwards of approximately $5.9 million as of December 31, 2014. The state net operating loss carry forwards will expire between 2015 and 2033. The determination and utilization of these state net operating loss carry forwards are dependent upon apportionment percentages and other respective state laws, which can change from year to year. As of December 31, 2014, $1.6 million of our valuation allowance related to certain state net operating loss carry forwards which are expected to expire before utilization, due to shorter carry forward periods and decreased apportionment percentages in those states. The remaining valuation allowance of $0.7 million related to foreign net operating losses.

We recognized a deferred tax asset upon our conversion from a limited liability company to a corporation on May 14, 2004. Prior to that time, all tax attributes flowed through to the members of the limited liability company. The principal component of the deferred tax asset is a difference between our assets for financial accounting and tax purposes. This difference results from a significant balance of acquired goodwill of approximately $687.4 million that was generated as part of the conversion to a corporation plus approximately $97.6 million in pre-existing goodwill carried over from periods prior to the conversion. Both of these assets are recorded for tax purposes but not for accounting purposes. This asset is amortized over 15 years for tax purposes, resulting in annual pretax income being $52.3 million lower for tax purposes than for financial accounting purposes. At an estimated blended domestic statutory tax rate of 36.3%, this results in tax payments being approximately $19.0 million less than the annual provision for income taxes shown on the income statement for financial accounting purposes, or the amount of the annual provision, if less. There is an expected aggregate of $82.3 million in cash savings over the remaining life of the portion of our deferred tax asset related to the conversion. This deferred tax asset may be subject to certain limitations. We believe that it is more likely than not that we will be able to utilize our deferred tax asset. However, the utilization of this tax asset is subject to many factors including, but not limited to, a change of control of the Company and future earnings.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

We have analyzed filing positions in all of the federal, state and foreign jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. As part of the Merger, the Company recorded $0.7 million of unrecognized tax benefits. Other than the unrecognized tax benefit related to the Merger, we believe that our income tax filing positions and deductions will be sustained upon audit and we do not anticipate any other adjustments that will result in a material change to our financial position. We may from time to time be assessed interest or penalties by tax jurisdictions, although any such assessments historically have been minimal and immaterial to our financial results. Our policy for recording interest and penalties associated with audits and unrecognized tax benefits is to record such items as a component of income tax expense.

We are subject to taxation in the U.S. and various states and foreign jurisdictions. We have a number of federal and state income tax years still open for examination as a result of our net operating loss carry forwards. Accordingly, we are subject to examination for both U.S. federal and a few state tax returns for the years 2005 to present. For the remaining state, local and foreign jurisdictions, with few exceptions, we are no longer subject to examination by tax authorities for years before 2011.

19. RELATED PARTY TRANSACTIONS

A member of our Board of Directors served as a member of the board of directors of a gaming company until April 2013 for which we provide various cash access products and services that are insignificant to our net income. Our Board Member received both cash and equity compensation from this gaming company in consideration for serving on its board of directors, however, none of this consideration was tied in any manner to our performance or obligations under our cash access agreements with the gaming company. In addition, our Board member was not involved in the negotiation of our cash access agreements with this gaming company.

In October 2012, we entered into a long-term lease agreement related to office space for our corporate headquarters that we moved into during the first half of 2013, for which we engaged a brokerage firm. An executive officer of this brokerage firm is the brother of our former Chief Financial Officer. This brokerage firm received approximately $0.4 million as compensation for acting as our broker.

20. SEGMENT INFORMATION

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision-making group consists of the Chief Executive Officer and the Chief Financial Officer. The operating segments are reviewed separately because each represents products and services that can be sold separately to our customers.

Since the most recent filing of our Annual Report on Form 10-K, and in connection with the Merger, our chief operating decision-making group has determined the following to be the operating segments for which we conduct business: (a) Games, and (b) Payments. Each of these segments is monitored by our management for performance against its internal forecast and is consistent with our internal management reporting. Our chief operating decision-making group manages the business, allocates resources and measures profitability based on the Games and Payments operating segments.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. SEGMENT INFORMATION (Continued)

The Games segment provides solutions directly to gaming establishments to offer their patrons gaming entertainment related experiences including: leased gaming equipment; sales and maintenance related services of gaming equipment; gaming systems; and ancillary products and services.

The Payments segment provides solutions directly to gaming establishments to offer their patrons cash access related services and products including: access to cash at gaming facilities via ATM cash withdrawals, credit card cash access transactions and point of sale debit card transactions; check-related services; fully integrated kiosks and maintenance services; compliance, audit and data software; casino credit data and reporting services and other ancillary offerings.

Corporate overhead and depreciation and amortization expenses were allocated to the segments either through specific identification or based on a reasonable methodology.

Our business is predominantly domestic, with no specific regional concentrations and no significant assets in foreign locations.

The accounting policies of the operating segments are generally the same as those described in the summary of significant accounting policies.

The following tables present segment information (in thousands):

	For and At the Year Ended December 31,
	2014	2013	2012

Revenues
Games	$7,406	$—	$—
Payments	585,647	582,444	584,486

Total revenues	$593,053	$582,444	$584,486

Operating income
Games	$(1,423)	$—	$—
Payments	35,205	49,150	55,982

Total operating income	$33,782	$49,150	$55,982

Total assets
Games	$1,242,822	$—
Payments	464,463	527,327

Total assets	$1,707,285	$527,327

Major customers.  For the years ended December 31, 2014, 2013 and 2012, no single customer accounted for more than 10% of our revenues. Our five largest customers accounted for approximately 28%, 33% and 34% of our total revenue in 2014, 2013 and 2012, respectively.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited selected quarterly results of operations are as follows (in thousands, except for per share amounts):

	Quarter
	First	Second	Third	Fourth(1)	Year
2014
Revenues	$150,571	$144,946	$145,481	$152,055	$593,053
Operating income	13,013	9,622	10,771	376	33,782
Net income (loss)	7,489	4,724	5,676	(5,749)	12,140
Net income
Basic earnings per share	$0.11	$0.07	$0.09	$(0.09)	$0.18
Diluted earnings per share	$0.11	$0.07	$0.09	$(0.09)	$0.18
Weighted average common shares outstanding
Basic	65,910	65,970	65,589	65,608	65,780
Diluted	67,370	67,087	66,747	66,397	66,863
2013
Revenues	$146,822	$149,065	$146,101	$140,456	$582,444
Operating income	12,901	13,633	11,420	11,196	49,150
Net income	6,136	6,776	5,782	5,704	24,398
Net income
Basic earnings per share	$0.09	$0.10	$0.09	$0.09	$0.37
Diluted earnings per share	$0.09	$0.10	$0.09	$0.08	$0.36
Weighted average common shares outstanding
Basic	66,697	66,116	65,525	65,730	66,014
Diluted	67,882	66,993	66,630	67,394	67,205

(1)         Our fourth quarter results of operations include the operating results of Multimedia Games as well as the costs related to the Merger.

22. SUBSEQUENT EVENTS

Gain Contingency Settlement

On January 14, 2014, we filed a complaint against certain defendants alleging conspiracy in restraint of competition regarding interchange fees, monopolization by defendants in the relevant market, and attempted monopolization of the defendants in the relevant market. We demanded a trial by jury of all issues so triable. The defendants filed a motion to dismiss on March 13, 2014. A settlement agreement was made as of January 16, 2015 and on January 22, 2015 the settlement agreement was executed and delivered for which we received $14.4 million in cash and recorded the settlement proceeds in the first quarter of 2015.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.  CONDENSED CONSOLIDATING FINANCIAL INFORMATION

We conduct substantially all of our business through our U.S. and foreign subsidiaries.  Everi Payments Inc.’s (formerly known as Global Cash Access, Inc.) (“Subsidiary Issuer”) obligations under the Unsecured Notes are fully and unconditionally guaranteed, subject to certain customary release provisions, on a joint and several basis by Everi Holdings Inc. (formerly known as Global Cash Access Holdings, Inc.) (“Parent”) and substantially all of our 100%-owned U.S. subsidiaries other than Subsidiary Issuer (the “Guarantor Subsidiaries” and, together with Parent, the “Guarantors” and each a “Guarantor” ).  The guarantees of our Unsecured Notes will be released under the following customary circumstances: (i) the sale or disposition of all or substantially all of the assets of the Guarantor (by way of merger, consolidation, or otherwise) to a person that is not (either before or after giving effect to such transaction) Parent, Subsidiary Issuer or a restricted subsidiary; (ii) the sale or disposition of sufficient capital stock of the Guarantor to a person that is not (either before or after giving effect to such transaction) Parent, Subsidiary Issuer or a restricted subsidiary and the Guarantor ceases to be a restricted subsidiary of Subsidiary Issuer as a result of the sale or other disposition; (iii) the designation of the Guarantor as an unrestricted subsidiary in accordance with the Indenture; or (iv) the legal or covenant defeasance of the Unsecured Notes or the satisfaction and discharge of the Indenture.

Presented below is condensed consolidating financial information for (a) Parent, (b) Subsidiary Issuer, (c) the Guarantor Subsidiaries and (d) our U.S. subsidiaries that are not Guarantor Subsidiaries and our foreign subsidiaries (collectively, the “Non-Guarantor Subsidiaries”) as of December 31, 2014 and December 31, 2013 and for the years ended December 31, 2014, 2013 and 2012. The condensed consolidating financial information has been presented to show the nature of assets held and the results of operations and cash flows of Parent, Subsidiary Issuer, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries assuming that the guarantee structure of the Unsecured Notes had been in effect at the beginning of the periods presented.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31, 2014
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total

Revenues	$—	$542,206	$35,689	$15,891	$(733)	$593,053
Costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	—	422,544	10,864	6,663	—	440,071
Operating expenses	—	88,087	5,719	2,379	(733)	95,452
Research and development	—	—	804	—	—	804
Depreciation	—	7,428	1,134	183	—	8,745
Amortization	—	11,180	2,454	565	—	14,199
Total costs and expenses	—	529,239	20,975	9,790	(733)	559,271
Operating income	—	12,967	14,714	6,101	—	33,782
Other (income) expense
Interest expense, net of interest income	—	7,675	3,290	(209)	—	10,756
Equity in income of subsidiaries	(12,140)	(15,218)	—	—	27,358	—
Loss on extinguishment of debt	—	2,523	202	—	—	2,725
Total other (income) expense	(12,140)	(5,020)	3,492	(209)	27,358	13,481
Income from operations before tax	12,140	17,987	11,222	6,310	(27,358)	20,301
Income tax expense	—	2,801	3,784	1,576	—	8,161
Net income	12,140	15,186	7,438	4,734	(27,358)	12,140
Foreign currency translation	(1,258)	—	—	(1,258)	1,258	(1,258)
Comprehensive income	$10,882	$15,186	$7,438	$3,476	$(26,100)	$10,882

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31, 2013
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total

Revenues	$—	$541,002	$28,277	$13,838	$(673)	$582,444
Costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	—	424,129	7,905	7,760	—	439,794
Operating expenses	—	71,623	3,445	2,167	(673)	76,562
Depreciation	—	7,186	1	163	—	7,350
Amortization	—	9,217	—	371	—	9,588
Total costs and expenses	—	512,155	11,351	10,461	(673)	533,294
Operating income	—	28,847	16,926	3,377	—	49,150
Other (income) expense
Interest expense, net of interest income	—	10,342	—	(77)	—	10,265
Equity in income of subsidiaries	(24,398)	(13,596)	—	—	37,994	—
Total other (income) expense	(24,398)	(3,254)	—	(77)	37,994	10,265
Income from operations before tax	24,398	32,101	16,926	3,454	(37,994)	38,885
Income tax expense	—	7,703	5,924	860	—	14,487
Net income	24,398	24,398	11,002	2,594	(37,994)	24,398
Foreign currency translation	269	—	—	269	(269)	269
Comprehensive income	$24,667	$24,398	$11,002	$2,863	$(38,263)	$24,667

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31, 2012
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total

Revenues	$—	$556,376	$18,623	$10,001	$(514)	$584,486
Costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	—	426,183	3,376	6,500	—	436,059
Operating expenses	—	72,551	1,880	1,889	(514)	75,806
Depreciation	—	6,617	5	221	—	6,843
Amortization	—	9,543	—	253	—	9,796
Total costs and expenses	—	514,894	5,261	8,863	(514)	528,504
Operating income	—	41,482	13,362	1,138	—	55,982
Other (income) expense
Interest expense, net of interest income	—	15,591	—	(72)	—	15,519
Equity in income of subsidiaries	(25,689)	(9,546)	—	—	35,235	—
Total other (income) expense	(25,689)	6,045	—	(72)	35,235	15,519
Income from operations before tax	25,689	35,437	13,362	1,210	(35,235)	40,463
Income tax expense	—	9,748	4,677	349	—	14,774
Net income	25,689	25,689	8,685	861	(35,235)	25,689
Foreign currency translation	218	—	—	218	(218)	218
Comprehensive income	$25,907	$25,689	$8,685	$1,079	$(35,453)	$25,907

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

(in thousands)

	At December 31, 2014
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets
Cash and cash equivalents	$—	$68,143	$6,489	$14,463	$—	$89,095
Settlement receivables	—	40,157	—	3,131	—	43,288
Trade Receivables, net	—	6,578	31,116	3	—	37,697
Other receivables	—	3,416	16,992	145	—	20,553
Inventory	—	10,595	16,568	—	—	27,163
Prepaid expenses and other assets	—	7,143	2,821	9,024	—	18,988
Deferred tax asset	—	2,743	6,848	—	—	9,591
Intercompany balances	—	18,038	151,179	1,623	(170,840)	—
Total current assets	—	156,813	232,013	28,389	(170,840)	246,375
Non-current assets
Property, equipment and leasehold improvements, net	—	17,864	87,898	323	—	106,085
Goodwill	—	148,278	708,922	713	—	857,913
Other intangible assets, net	—	24,771	402,816	9,198	—	436,785
Other receivables, non-current	—	4,411	4,773	—	—	9,184
Investment in subsidiaries	231,473	147,195	—	86	(378,754)	—
Deferred tax asset, non-current	—	78,229	—	—	(78,229)	—
Other assets, non-current	—	47,508	3,366	69	—	50,943
Intercompany balances	—	1,130,380	—	—	(1,130,380)	—
Total non-current assets	231,473	1,598,636	1,207,775	10,389	(1,587,363)	1,460,910
Total assets	$231,473	$1,755,449	$1,439,788	$38,778	$(1,758,203)	$1,707,285
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Settlement liabilities	$—	$111,375	$140	$7,642	$—	$119,157
Accounts payable and accrued expenses	—	61,544	41,395	1,729	—	104,668
Current portion of long-term debt	—	10,000	—	—	—	10,000
Intercompany balances	—	152,802	8,159	9,879	(170,840)	—
Total current liabilities	—	335,721	49,694	19,250	(170,840)	233,825
Non-current liabilities
Deferred tax liability, non-current	—	1,072	134,490	—	(78,229)	57,333
Long-term debt, less current portion	—	1,178,787	—	—	—	1,178,787
Other accrued expenses and liabilities	—	5,377	490	—	—	5,867
Intercompany balances	—	—	1,130,380	—	(1,130,380)	—
Total non-current liabilities	—	1,185,236	1,265,360	—	(1,208,609)	1,241,987
Total liabilities	—	1,520,957	1,315,054	19,250	(1,379,449)	1,475,812

Stockholders’ Equity
Common stock	90	—	—	—	—	90
Additional paid-in capital	245,682	69,654	2,269	21,115	(93,038)	245,682
Retained earnings (deficit)	160,152	163,269	122,465	(1,006)	(284,728)	160,152
Accumulated other comprehensive income (loss)	1,569	1,569	—	(581)	(988)	1,569
Treasury stock, at cost	(176,020)	—	—	—	—	(176,020)
Total stockholders’ equity	231,473	234,492	124,734	19,528	(378,754)	231,473
Total liabilities and stockholders’ equity	$231,473	$1,755,449	$1,439,788	$38,778	$(1,758,203)	$1,707,285

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

(in thousands)

	At December 31, 2013
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets
Cash and cash equivalents	$—	$100,573	$2,149	$11,532	$—	$114,254
Settlement receivables	—	34,458	—	3,807	—	38,265
Trade receivables, net	—	9,030	2,622	6	—	11,658
Other receivables	—	4,451	—	154	—	4,605
Inventory	—	9,413	—	—	—	9,413
Prepaid expenses and other assets	—	10,300	20	6,354	—	16,674
Deferred tax asset	—	3,102	—	—	—	3,102
Intercompany balances	—	20,005	135,542	—	(155,547)	—
Total current assets	—	191,332	140,333	21,853	(155,547)	197,971
Non-current assets
Property, equipment and leasehold improvements, net	—	18,282	56	372	—	18,710
Goodwill	—	139,839	39,470	775	—	180,084
Other intangible assets, net	—	30,229	499	807	—	31,535
Other receivables, non-current	—	699	—	—	—	699
Investment in subsidiaries	218,604	113,350	—	—	(331,954)	—
Deferred tax asset, non-current	—	88,253	—	—	(311)	87,942
Other assets, non-current	—	10,311	—	75	—	10,386
Intercompany balances	—	61,936	—	1,572	(63,508)	—
Total non-current assets	218,604	462,899	40,025	3,601	(395,773)	329,356
Total assets	$218,604	$654,231	$180,358	$25,454	$(551,320)	$527,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Settlement liabilities	$—	$137,089	$—	$7,933	$—	$145,022
Accounts payable and accrued expenses	—	51,324	1,398	879	—	53,601
Current portion of long-term debt	—	1,030	—	—	—	1,030
Intercompany balances	—	135,542	—	20,005	(155,547)	—
Total current liabilities	—	324,985	1,398	28,817	(155,547)	199,653
Non-current liabilities
Deferred tax liability, non-current	—	—	—	311	(311)	—
Long-term debt, less current portion	—	101,970	—	—	—	101,970
Other accrued expenses and liabilities	—	7,100	—	—	—	7,100
Intercompany balances	—	1,572	61,936	—	(63,508)	—
Total non-current liabilities	—	110,642	61,936	311	(63,819)	109,070
Total liabilities	—	435,627	63,334	29,128	(219,366)	308,723

Stockholders’ Equity
Common stock	89	—	—	—	—	89
Additional paid-in capital	231,516	67,694	2,000	1,808	(71,502)	231,516
Retained earnings (deficit)	148,012	148,083	115,024	(5,738)	(257,369)	148,012
Accumulated other comprehensive income	2,827	2,827	—	256	(3,083)	2,827
Treasury stock, at cost	(163,840)	—	—	—	—	(163,840)
Total stockholders’ equity (deficit)	218,604	218,604	117,024	(3,674)	(331,954)	218,604
Total liabilities and stockholders’ equity	$218,604	$654,231	$180,358	$25,454	$(551,320)	$527,327

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2014
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities
Net income	$12,140	$15,186	$7,438	$4,734	$(27,358)	$12,140
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	—	18,608	3,588	748	—	22,944
Amortization of financing costs	—	2,035	—	—	—	2,035
Provision for bad debts	—	—	8,991	—	—	8,991
Impairment Loss	—	3,129	—	—	—	3,129
Loss on early extinguishment of debt	—	2,523	202	—	—	2,725
Equity in income of subsidiaries	(12,140)	(15,218)	—	—	27,358	—
Stock-based compensation	—	8,849	27	—	—	8,876
Other non-cash items	—	52	284	1	—	337
Changes in operating assets and liabilities:
Net settlement receivables and liabilities	—	(31,414)	141	594	—	(30,679)
Other changes in operating assets and liabilities	(47)	34,774	(20,047)	(20,647)	—	(5,967)
Net cash (used in) provided by operating activities	(47)	38,524	624	(14,570)	—	24,531
Cash flows from investing activities
Acquisitions, net of cash acquired	—	(11,845)	(1,056,155)	—	—	(1,068,000)
Capital expenditures	—	(5,465)	(3,464)	(9,092)	—	(18,021)
Repayments under development agreements	—	—	276	—	—	276
Changes in restricted cash and cash equivalents	—	(102)	—	—	—	(102)
Intercompany investing activities	6,889	(1,085,709)	—	(1,425)	1,080,245	—
Net cash provided by (used in) investing activities	6,889	(1,103,121)	(1,059,343)	(10,517)	1,080,245	(1,085,847)
Cash flows from financing activities
Repayments of prior credit facility	—	(103,000)	—	—	—	(103,000)
Proceeds from long-term debt	—	1,200,000	—	—	—	1,200,000
Debt issuance costs	—	(52,735)	—	—	—	(52,735)
Proceeds from exercise of stock options	5,338	—	—	—	—	5,338
Purchase of treasury stock	(12,180)	—	—	—	—	(12,180)
Intercompany financing activities	—	(12,098)	1,063,059	29,284	(1,080,245)	—
Net cash (used in) provided by financing activities	(6,842)	1,032,167	1,063,059	29,284	(1,080,245)	1,037,423
Effect of exchange rates on cash	—	—	—	(1,266)	—	(1,266)
Cash and cash equivalents
Net (decrease) increase for the period	—	(32,430)	4,340	2,931	—	(25,159)
Balance, beginning of the period	—	100,573	2,149	11,532	—	114,254
Balance, end of the period	$—	$68,143	$6,489	$14,463	$—	$89,095

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2013
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities
Net income	$24,398	$24,398	$11,002	$2,594	$(37,994)	$24,398
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	—	16,403	1	534	—	16,938
Amortization of financing costs	—	1,793	—	—	—	1,793
Provision for bad debts	—	—	7,874	—	—	7,874
Equity in income of subsidiaries	(24,398)	(13,596)	—	—	37,994	—
Stock-based compensation	—	5,078	—	—	—	5,078
Other non-cash items	—	180	—	(2)	—	178
Changes in operating assets and liabilities:
Net settlement receivables and liabilities	—	(44,264)	—	(1,729)	—	(45,993)
Other changes in operating assets and liabilities	19	13,391	(18,880)	(462)	—	(5,932)
Net cash provided by (used in) operating activities	19	3,383	(3)	935	—	4,334
Cash flows from investing activities
Capital expenditures	—	(13,364)	(330)	(206)	—	(13,900)
Changes in restricted cash and cash equivalents	—	(90)	—	—	—	(90)
Intercompany investing activities	9,900	(4,676)	—	—	(5,224)	—
Net cash provided by (used in) investing activities	9,900	(18,130)	(330)	(206)	(5,224)	(13,990)
Cash flows from financing activities
Repayments of prior credit facility	—	(18,500)	—	—	—	(18,500)
Debt issuance costs	—	(764)	—	—	—	(764)
Proceeds from exercise of stock options	8,431	—	—	—	—	8,431
Purchase of treasury stock	(18,350)	—	—	—	—	(18,350)
Intercompany financing activities	—	(7,056)	2,000	(168)	5,224	—
Net cash (used in) provided by financing activities	(9,919)	(26,320)	2,000	(168)	5,224	(29,183)
Effect of exchange rates on cash	—	—	—	73	—	73
Cash and cash equivalents
Net (decrease) increase for the period	—	(41,067)	1,667	634	—	(38,766)
Balance, beginning of the period	—	141,640	482	10,898	—	153,020
Balance, end of the period	$—	$100,573	$2,149	$11,532	$—	$114,254

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2012
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities
Net income	$25,689	$25,689	$8,685	$861	$(35,235)	$25,689
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	—	16,160	5	474	—	16,639
Amortization of financing costs	—	1,485	—	—	—	1,485
Provision for bad debts	—	2,531	2,651	—	—	5,182
Equity (income) loss	(25,689)	(9,546)	—	—	35,235	—
Stock-based compensation	—	6,655	—	—	—	6,655
Other non-cash items	—	95	—	—	—	95
Changes in operating assets and liabilities:
Net settlement receivables and liabilities	—	88,354	—	2,999	—	91,353
Other changes in operating assets and liabilities	29	3,738	(10,705)	17,328	—	10,390
Net cash provided by operating activities	29	135,161	636	21,662	—	157,488
Cash flows from investing activities
Capital expenditures	—	(11,546)	(225)	(1,015)	—	(12,786)
Changes in restricted cash and cash equivalents	—	255	—	—	—	255
Intercompany investing activities	(6,422)	20,336	—	—	(13,914)	—
Net cash (used in) provided by investing activities	(6,422)	9,045	(225)	(1,015)	(13,914)	(12,531)
Cash flows from financing activities
Repayments of prior credit facility	—	(52,500)	—	—	—	(52,500)
Debt issuance costs	—	(676)	—	—	—	(676)
Proceeds from exercise of stock options	6,655	—	—	—	—	6,655
Purchase of treasury stock	(262)	—	—	—	—	(262)
Intercompany financing activities	—	2,844	—	(16,758)	13,914	—
Net cash provided by (used in) financing activities	6,393	(50,332)	—	(16,758)	13,914	(46,783)
Effect of exchange rates on cash	—	—	—	(689)	—	(689)
Cash and cash equivalents
Net increase for the period	—	93,874	411	3,200	—	97,485
Balance, beginning of the period	—	47,766	71	7,698	—	55,535
Balance, end of the period	$—	$141,640	$482	$10,898	$—	$153,020